Exhibit 10.1

Deal CUSIP: #42025RAA1
Revolving Loan CUSIP: #42025RAB9

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF MARCH 31, 2022

AMONG
HAWKINS, INC., as the Borrower,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and an
LC Issuer,

U.S. BANK NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Book Runner

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1
1.1. Definitions.	1
1.2. Loan Classes	25
1.3. Computation of Time Periods	26
1.4. Accounting	26
1.5. Other Definitional Terms	26
1.6. Divisions	27
1.7. Term SOFR Notification	27
ARTICLE II. THE CREDITS	27
2.1. Commitment	27
2.2. Ratable Loans; Types of Advances	28
2.3. Commitment Fee	28
2.4. Minimum Amount of Each Advance	28
2.5. Reductions in Aggregate Commitment; Optional Principal Payments	29
2.6. Method of Selecting Types and Interest Periods for New Advances	29
2.7. Conversion and Continuation of Outstanding Advances	30
2.8. Interest Rates	30
2.9. Rates Applicable After Event of Default	30
2.10. Method of Payment	31
2.11. Evidence of Indebtedness	31
2.12. Telephonic Notices	32
2.13. Interest Payment Dates; Interest and Fee Basis	32
2.14. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	33
2.15. Lending Installations	33
2.16. Non-Receipt of Funds by the Administrative Agent	33
2.17. Facility LCs	33
2.18. Replacement of Lender	38
2.19. Limitation of Interest	38
2.20. Defaulting Lenders	39
2.21. Swing Line Loans	41
2.22. Increase Option	42
ARTICLE III. YIELD PROTECTION; TAXES	44
3.1. Yield Protection	44
3.2. Changes in Capital Adequacy Regulations	44
3.3. Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement	45
3.4. Funding Indemnification	47
3.5. Taxes	47
3.6. Lender Statements; Survival of Indemnity	50
3.7. Illegality	51
ARTICLE IV. CONDITIONS PRECEDENT	51
4.1. Credit Extension	51
4.2. Each Credit Extension	53
ARTICLE V. REPRESENTATIONS AND WARRANTIES	54
5.1. Existence and Standing	54

5.2. Authorization and Validity	54
5.3. No Conflict; Government Consent	54
5.4. Financial Statements	55
5.5. Material Adverse Change	55
5.6. Taxes	55
5.7. Litigation and Contingent Obligations	55
5.8. Subsidiaries	55
5.9. ERISA	55
5.10. Accuracy of Information	55
5.11. Regulation U	56
5.12. Material Agreements	56
5.13. Compliance With Laws	56
5.14. Ownership of Properties; Perfection of Liens	56
5.15. Plan Assets; Prohibited Transactions	56
5.16. Environmental Matters	56
5.17. Investment Company Act	57
5.18. Insurance	57
5.19. Real Property	57
5.20. Solvency	57
5.21. Intellectual Property	58
5.22. Labor Matters	58
5.23. No Default	58
5.24. Burdensome Restrictions	58
5.25. Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	58
5.26. Subordinated Indebtedness	58
ARTICLE VI. COVENANTS	58
6.1. Financial Reporting	58
6.2. Use of Proceeds	60
6.3. Notice of Event of Default; ERISA Matters	60
6.4. Conduct of Business	61
6.5. Formation of Subsidiaries	61
6.6. Taxes	61
6.7. Insurance	61
6.8. Compliance with Laws	62
6.9. Maintenance of Properties	62
6.10. Inspection	62
6.11. Books and Records	62
6.12. Compliance with Material Contracts	62
6.13. ERISA	62
6.14. Environmental Matters; Reporting	63
6.15. Reaffirmation of Guaranties	63
6.16. Further Assurances; Cash Management; Good Standing; Landlord Waivers Control Agreements; Restructuring	63
6.17. Indebtedness	64
6.18. Merger	65
6.19. Sale of Assets	65

6.20. Investments	66
6.21. Acquisitions	66
6.22. Liens	67
6.23. Transactions with Affiliates	68
6.24. Subordinated Indebtedness	68
6.25. ERISA Plans	68
6.26. Change in Nature of Business	68
6.27. Subsidiaries	68
6.28. Negative Pledges; Subsidiary Restrictions	69
6.29. Restricted Payments	69
6.30. Accounting Changes; Organizational Documents	69
6.31. Financial Covenants	69
6.32. Sale and Leaseback Transactions	69
6.33. Intentionally Omitted	69
6.34. Loan Proceeds	69
6.35. Keepwell	70
6.36. Anti-Money Laundering Compliance	70
ARTICLE VII. DEFAULTS	70
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	73
8.1. Acceleration; Remedies	73
8.2. Application of Funds	74
8.3. Amendments	74
8.4. Preservation of Rights	75
ARTICLE IX. GENERAL PROVISIONS	76
9.1. Survival of Representations	76
9.2. Governmental Regulation	76
9.3. Headings	76
9.4. Entire Agreement	76
9.5. Several Obligations; Benefits of this Agreement	76
9.6. Expenses; Indemnification	76
9.7. Numbers of Documents	77
9.8. Accounting	77
9.9. Severability of Provisions	78
9.10. Nonliability of Lenders	78
9.11. Confidentiality	78
9.12. Nonreliance	78
9.13. Disclosure	78
9.14. PATRIOT ACT NOTIFICATION	78
9.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	79
9.16. Acknowledgement Regarding Any Supported QFCs	79
9.17. Effect of Existing Credit Agreement	80
ARTICLE X. THE ADMINISTRATIVE AGENT	80
10.1. Appointment; Nature of Relationship	80
10.2. Powers	80
10.3. General Immunity	80
10.4. No Responsibility for Loans, Recitals, etc.	81

10.5. Action on Instructions of Lenders	81
10.6. Employment of Administrative Agents and Counsel	81
10.7. Reliance on Documents; Counsel	81
10.8. Administrative Agent’s Reimbursement and Indemnification	81
10.9. Notice of Event of Default	82
10.10. Rights as a Lender	82
10.11. Lender Credit Decision, Legal Representation	82
10.12. Successor Administrative Agent	83
10.13. Administrative Agent and Arranger Fees	83
10.14. Delegation to Affiliates	83
10.15. Execution of Collateral Documents	83
10.16. Collateral and Guarantor Releases	84
10.17. Certain ERISA Matters.	84
10.18. Erroneous Payments.	85
ARTICLE XI. SETOFF; RATABLE PAYMENTS	86
11.1. Setoff	86
11.2. Ratable Payments	86
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	87
12.1. Successors and Assigns	87
12.2. Participations	87
12.3. Assignments	88
12.4. Dissemination of Information	90
12.5. Tax Treatment	90
ARTICLE XIII. NOTICES	90
13.1. Notices; Effectiveness; Electronic Communication	90
ARTICLE XIV. COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS	91
14.1. Counterparts; Effectiveness	91
14.2. Electronic Execution of Assignments	91
14.3. Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	91
ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	92
15.1. CHOICE OF LAW	92
15.2. CONSENT TO JURISDICTION	92
15.3. WAIVER OF JURY TRIAL	92

PRICING SCHEDULE
EXHIBIT A – Form of Compliance Certificate
EXHIBIT B – Form of Assignment and Assumption Agreement
EXHIBIT C – Form of Borrowing Notice
EXHIBIT D – Form of Revolving Note
EXHIBIT E – [Reserved]
EXHIBIT F – Form of Swing Line Note
EXHIBIT G – Form of Increasing Lender Supplement
EXHIBIT H – Form of Augmenting Lender Supplement

SCHEDULE 1 – Commitments
SCHEDULE 2 – Fiscal Quarters and Fiscal Years
SCHEDULE 2.1 – Existing Obligations
SCHEDULE 5.7 – Litigation
SCHEDULE 5.8 – Subsidiaries
SCHEDULE 5.14 – Ownership of Properties
SCHEDULE 5.16 – Environmental Matters
SCHEDULE 5.19 – Real Property
SCHEDULE 5.22 – Labor Matters
SCHEDULE 6.17 - Indebtedness
SCHEDULE 6.20 - Investments
SCHEDULE 6.22 - Liens

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement (the “Agreement”), dated as of March 31, 2022, is among Hawkins, Inc., a Minnesota corporation (the “Borrower”), the Lenders and U.S. Bank National Association, a national banking association, as an LC Issuer, Swing Line Lender and Administrative Agent.
RECITALS
    A.     The Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of November 30, 2018, by and among the Borrower, the Administrative Agent and the Lenders (as so amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).
    B.     The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS
1.1.Definitions. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Restatement Date, by which the Borrower or any of its Subsidiaries (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Term SOFR Rate” means the sum of (i) the Term SOFR Base Rate plus (ii) 0.10%.
“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term SOFR Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 2.18.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be deemed an Affiliate of the Borrower and each Guarantor for purposes of this Agreement: (a) all of such Person’s officers, directors, Subsidiaries, joint venturers, and partners, and (b) each of the other Guarantors and Borrower. Neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Borrower or any Guarantor or their Subsidiaries.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the Restatement Date, the Aggregate Commitment is $250,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
“Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) 0.0%, (ii) the Prime Rate for such day, (iii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iv) the Term SOFR Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Advances are unavailable pursuant to Section 2.9 or 3.3, then the Alternate Base Rate shall be the highest of clauses (i), (ii) and (iii) above, without reference to clause (iv) above.
“Amegy Account” means that certain deposit account in the name of NAPCO Chemical Company, Inc., held at Amegy Bank in Account Number 0030098752.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the Available Aggregate Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum that is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank, and its successors, in its capacity as Sole Lead Arranger and Sole Book Runner.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the chief executive officer, the chief financial officer, president, the chief operating officer, the treasurer, the secretary, the controller or the assistant controller of the Borrower or a Subsidiary, as applicable, in each case, acting singly.
“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate of interest per annum equal to (i) the Alternate Base Rate for such day and (ii) the Applicable Margin, in each case changing when and as the Alternative Base Rate Changes.
“Base Rate Advance” means an Advance that, except as otherwise provided in Section 2.9, bears interest at the Base Rate, in each case as the Base Rate changes from time to time.
“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Advance” and “Term SOFR Advance,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3)    in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” is defined in the opening paragraph hereof.
“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.
“Borrowing Notice” is defined in Section 2.6.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Expenditures” means, for any period, all expenditures for property, plant or equipment that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, excluding expenditures in respect of Capitalized Leases, and expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with proceeds reinvested on dispositions of assets allowed under this Agreement.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee included as a finance lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuer or the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P or P-l by Moody’s, (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) money market accounts or mutual funds that invest exclusively in assets satisfying the foregoing requirements and (e) other short term liquid investments approved in writing by the Administrative Agent.
“Cash Management Services” means any banking services provided to the Borrower and the Subsidiaries by one or more of the Lenders or any of their Affiliates (other than pursuant to this Agreement), including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“Cash Management Services Agreement” means any agreement entered into by the Borrower and the Subsidiaries in connection with Cash Management Services.
“Change” is defined in Section 3.2(a).
“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means all Property pledged, assigned, mortgaged, or otherwise conveyed to the Administrative Agent pursuant to a Collateral Document as security for the Obligations.
“Collateral Documents” means, collectively, the Security Agreement, the Negative Pledge Agreement, any Control Agreements, any confirmatory grants of security interest in intellectual property, and any other pledge agreement, security agreement, mortgage, deed of trust, or other similar instrument or document, in each case that secures the Obligations, each as amended, restated, supplemented or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1(a).
“Commitment” means, for each Lender, such Lender’s Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Net Income” means, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the aggregate of all amounts that, in accordance with GAAP, would be included as net income (or net loss) of the Borrower and the Subsidiaries on a consolidated basis for such period, excluding any gains and/or losses from dispositions of any assets allowed under this Agreement and any gains and/or losses from discontinued operations.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, agrees to maintain the net worth, working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control Agreement” means a control agreement for deposit accounts, sweep accounts, securities accounts or other investment accounts, granting the Administrative Agent control over such accounts in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower and the Subsidiaries, are treated as a single employer under § 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.7.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 9.16.
“Credit Extension” means the making of an Advance or the issuance of a Facility LC.
“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
“Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Defaulting Lender” means, any time there is more than one Lender and subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, the Swing Line Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuers, the Swing Line Lender and each Lender.
“Dollar” and “$” mean the lawful currency of the United States of America.
“Domestic Holdco Subsidiary” means any Domestic Subsidiary substantially all of the assets of which consist of stock or debt issued by a Foreign Subsidiary or another Domestic Subsidiary satisfying the requirements of a Domestic Holdco Subsidiary.
“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is the Term SOFR Base Rate, the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Term SOFR Base Rate to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.
“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, each of the following, without duplication, for such period: (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) [Reserved], (f) documented transaction expenses actually paid or expensed and reasonably acceptable to the Administrative Agent related to other Permitted Acquisitions (in all such cases whether or not consummated), in an amount not to exceed $1,500,000 for such period, (g) documented transaction expenses and fees actually paid and reasonably acceptable to the Administrative Agent related to this Agreement, the other Loan Documents and any amendments thereto, (h) other noncash charges required by GAAP (including, without limitation, any stock compensation expenses and impairment expense), (i) any non-recurring extraordinary losses, (j) [Reserved], (k) [Reserved], and (l) other non-recurring losses reasonably acceptable to the Administrative Agent and the Initial Lenders, and minus any non-recurring extraordinary gains. In addition, the calculation of EBITDA for any period shall (x) include the adjusted EBITDA (such adjustments to be reasonably satisfactory to the Administrative Agent) for any Person or business unit that has been acquired by the Borrower for any portion of such period being tested, as applicable, in each case prior to the date of acquisition, and (y) exclude the adjusted EBITDA (such adjustments to be reasonably satisfactory to the Administrative Agent) for any Person or business unit that the Borrower has disposed of, for the portion of such period being tested, as applicable, in each case prior to the date of disposition.
“EBITDAR” means, for any period of determination, EBITDA before reduction for rent and operating lease expense, determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender or an Affiliate of a Lender; (b) an Approved Fund; (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (d) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); or (e) the central bank of any country that is a member of the OECD; provided, however, that (x) neither the Borrower nor an Affiliate of the Borrower, (y) no natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) and (z) no Defaulting Lender shall qualify as an Eligible Assignee.
“Environmental Claims” means all written claims by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment related to any such release, provided, in each case, such claims are pending and unresolved.
“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits and licenses relating to (a) the protection of the environment, (b) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land or (c) the use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“Equity Interests” means all shares, interests, participations or other equivalents, however designated, of or in a corporation, a limited liability company, a general partnership, a limited liability partnership, or a limited partnership, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower and the Subsidiaries, is treated as a single employer under § 414(b) or (c) of the Code or, solely for purposes of § 302 of ERISA and § 412 of the Code, is treated as a single employer under § 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in § 412 of the Code or § 302 of ERISA), whether or not waived; (c) the filing pursuant to § 412(d) of the Code or § 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower and the Subsidiaries or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower and the Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower and the Subsidiaries or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower and the Subsidiaries or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower and the Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, or the Subsidiaries, or any ERISA Affiliate of any notice concerning the imposition upon the Borrower and the Subsidiaries or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Erroneous Payment” is defined in Section 10.18(a).
“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” is defined in Article VII.
“Excluded Payroll Accounts” means the deposit accounts of the Borrower and Subsidiaries designated as “Excluded Payroll Accounts” on Schedule II of the Security Agreement as updated from time to time and used solely for payroll, payroll taxes and other employee wage and benefit payments to or for employees.
“Excluded Swap Obligation” means with respect to the Borrower or Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Person or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by overall gross income, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes (or corresponding Tax imposed on the Recipient under Sections 871 and 881 of the Code) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Facility LC” is defined in Section 2.17.1.
“Facility LC Application” is defined in Section 2.17.3.
“Facility Termination Date” means April 30, 2027, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Minneapolis time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“Financed Premiums” is defined in Section 6.17(h).
“Fiscal Quarter” means the fiscal quarters of the Borrower as set forth in Schedule 2.
“Fiscal Year” means the fiscal years of the Borrower as set forth on Schedule 2.
“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of
(a)EBITDAR for the four Fiscal Quarters ending on the last day of the period minus (i) Restricted Payments paid in cash, (ii) taxes paid in cash, and (iii) Maintenance Capital Expenditures;
        to
(b)the sum, without duplication, of Interest Expense paid in cash for such period, plus rent and operating lease expenses, plus all required scheduled principal payments with respect to Consolidated Indebtedness (including without limitation all payments with respect to Capitalized Lease Obligations of the Borrower and Subsidiaries), as such required payments may be reduced by the application of voluntary prepayments made pursuant to Section 2.5.
in each case determined for said period on a consolidated basis in accordance with GAAP.
“Floor” means zero as of the execution of this Agreement or any future benchmark rate floor, if any, included in any modification, amendment or renewal of this Agreement with respect to the Term SOFR Base Rate.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Revolving Percentage of the outstanding LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means all direct and indirect Material Domestic Subsidiaries of the Borrower (other than a Domestic Holdco Subsidiary or Domestic Subsidiary owned by a Foreign Subsidiary), and their respective successors and assigns.
“Guaranty” means, collectively, one or more guaranties of each Guarantor, in the form or forms prescribed by the Administrative Agent, in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended or modified and in effect from time to time.
“Hazardous Substances” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; and (ii) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” under any applicable Environmental Law.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, Working Capital Adjustments or earn-out payments in the aggregate amount not to exceed $2,000,000 for such earn-out payments), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations that are evidenced by notes, acceptances or other instruments, (v) any capital securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise,

(vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person, (ix) Net Mark to Market Exposure under Financial Contracts and (x) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and the Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to Letters of Credit and bankers’ acceptance financings, (c) net costs under Rate Management Transactions, in each case determined in accordance with GAAP and (d) the amortization of debt issuance costs.
“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day that corresponds numerically to such date one, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third, or sixth succeeding month. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Initial Lenders” means U.S. Bank and JPMorgan, each in its capacity as a Lender but not including any successor Lender; provided, however, that if one of such Lenders shall no longer be a Lender under this Agreement, then “Initial Lenders” shall mean only such Lender that remains a Lender and if neither of such Lenders is a Lender under this Agreement, then the term “Initial Lenders” shall be deemed deleted in all places in this Agreement.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts (other than those arising in connection with Rate Management Transactions) owned by such Person.
“IRS” means the United States Internal Revenue Service.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association in its individual capacity, and its successors.
“LC Fee” is defined in Section 2.17.4(b).
“LC Fronting Fee” is defined in Section 2.17.4(a).

“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) or JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan), each in its capacity as issuer of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.17.5.
“Lender Party” is defined in Section 10.18(a).
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective permitted successors and assigns. Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its administrative questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.
“Letter of Credit” means a letter of credit or similar instrument that is issued upon the application of a Person, upon which a Person is an account party or for which a Person is in any way liable.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, priority or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Guaranty, any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other material agreement, now or in the future, executed by the Borrower and the Subsidiaries for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
“Loan Party” means the Borrower and each Guarantor.
“Maintenance Capital Expenditures” means an amount equal to 50% of the Borrower’s depreciation for such period.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Subsidiaries to perform its respective material obligations under the Loan Documents to which it is a party, or (iii) any Substantial Portion of the Collateral under the Collateral Documents or on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders thereunder.
“Material Collateral Documents” is defined in Section 7.16.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent Fiscal Quarter of the Borrower, for the period of four (4) consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 6.1, contributed greater than 5% of the Borrower’s Consolidated EBITDA for such period or (ii) which had consolidated assets greater than 5% of the Borrower’s total consolidated assets as of such date; provided that, if at any time the aggregate amount contributed to the Consolidated EBITDA by all Subsidiaries that are not Material Domestic Subsidiaries exceeds 10% of the Borrower’s Consolidated EBITDA for any such period, or the aggregate total consolidated assets of all Subsidiaries that are not Material Domestic Subsidiaries exceeds 10% of the Borrower’s total consolidated assets as of the end of any such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries as Material Domestic Subsidiaries to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.
“Material Indebtedness” means Indebtedness of the Borrower and the Subsidiaries in an outstanding principal amount of $2,500,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all LC Issuers with respect to Facility LCs issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuers in their sole discretion.
“Modify” and “Modification” are defined in Section 2.17.1.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan that is covered by Title IV of ERISA and that is maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“NAPCO” means NAPCO Chemical Company, Inc.
“Negative Pledge Agreement” means the Amended and Restated Negative Pledge Agreement dated as of the Restatement Date, given by the Borrower and each Material Domestic Subsidiary in favor of the Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” is defined in Section 2.11(d).
“NYESRA” means the New York State Electronic Signatures and Records Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the Subsidiaries that are party to the Loan Documents to the Lenders or to any Lender, the Administrative Agent, the LC Issuers or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), any Financial Contract between the Borrower or a Subsidiary and a Lender and permitted under Section 6.17(e) (including any such Rate Management Obligations owing to one or more Lenders or their Affiliates), and any Cash Management Services Agreement between the Borrower or a Subsidiary and a Lender; provided that the Obligations shall exclude all Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Revolving Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Percentage of the LC Obligations at such time.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Participant Register” is defined in Section 12.2.4.
“Participants” is defined in Section 12.2.1.
“Payment Recipient” is defined in Section 10.18(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in substantially the same line of business as the Borrower’s or any of the Subsidiaries or any business reasonably related thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) none of the entities that are targets of or material aspects of such Acquisition would qualify as a Foreign Subsidiary upon the consummation of such Acquisition, and (f) the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail (i) a pro forma Total Cash Flow Leverage Ratio of less than or equal to 2.75 to 1.0 for the four (4) Fiscal Quarter periods most recently ended prior to the date of such Acquisition, and (ii) pro forma compliance with the financial covenant contained in Section 6.31.1 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization or government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under § 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability; provided, however, that Plan shall not include a Multiemployer Plan.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Primary Cash Management Accounts” is defined in Section 6.16(b).
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, the “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender exists, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Prohibited Transaction” has the meanings given in § 4975 of the Code and § 406 of ERISA.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person. For the avoidance of doubt, “Property” of any Person shall not include Equity Interests issued by such Person.
“Purchasers” is defined in Section 12.3.1.
“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Business Days before the first day of that period.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 9.16.
“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or the Subsidiaries that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) an LC Issuer, as applicable.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.
“Regulatory Change” is defined in Section 3.1.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.17 to reimburse an LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs.
“Reportable Event” means a reportable event as defined in § 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has, as of the Restatement Date, by regulation waived the requirement of § 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of § 412 of the Code and of § 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either § 4043(a) of ERISA or § 412(d) of the Code.
“Reports” is defined in Section 9.6(a).
“Required Lenders” means at least two Lenders (to the extent there are two or more Lenders and excluding any Defaulting Lender) in the aggregate having greater than 66 2/3% of the sum of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 66 2/3% of the Aggregate Outstanding Credit Exposure).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Date” means March 31, 2022.
“Restatement Date Funds Flow” is defined in Section 4.1.1(n).
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower and the Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower and the Subsidiaries or any option, warrant or other right to acquire any such Equity Interest, (b) any amount paid on account of any Indebtedness, promissory notes, or other liabilities or obligations owed by the Borrower and the Subsidiaries to any holder of Equity Interests in such Person other than the Lenders, but excluding (i) compensation to officers, employees and directors in the ordinary course of business (including any Equity Interests of the Borrower or Subsidiary issued pursuant to an equity incentive compensation plan adopted by the board of managers of the Borrower or Subsidiary), (ii) Subordinated Indebtedness paid in accordance with and subject to the terms of any applicable subordination agreement, or (iii) intercompany Indebtedness owed to the Borrower or a Guarantor or (c) any amount voluntarily prepaid directly or indirectly on account of any Subordinated Indebtedness to the extent not in violation of the terms of the applicable subordination agreement.
“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower, and participate in Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth on Schedule 1 as its Revolving Commitment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3 or as otherwise modified from time to time pursuant to the terms hereof.
“Revolving Commitment Fees” shall have the meaning set forth in Section 2.3.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its Revolving Commitment set forth in Section 2.1 (or any conversion or continuation thereof).
“Revolving Percentage” means, with respect to a Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Aggregate Commitment, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, the “Revolving Percentage” means the percentage obtained by dividing (a) such

Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender exists, “Revolving Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Screen” has the meaning provided in the definition of Term SOFR Base Rate.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of the Restatement Date between the Borrower and each Material Domestic Subsidiary and the Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Stated Rate” is defined in Section 2.19.
“Subordinated Indebtedness” means any Indebtedness the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders, in their sole discretion, and none of the principal of which is payable until at least six months after the Facility Termination Date.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 10% of the consolidated assets of the Borrower and the Subsidiaries as would be shown in the consolidated financial statements of the Borrower and the Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for the month that begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Supported QFC” is defined in Section 9.16.
“Swap Counterparty” means, with respect to any swap with a Lender or an Affiliate of a Lender, any person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to the Borrower or Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act between any Lender or Affiliate of a Lender and one or more Swap Counterparties.
“Swing Line Borrowing Notice” is defined in Section 2.21(b).
“Swing Line Lender” means U.S. Bank or any other Lender that succeeds to U.S. Bank’s rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.21.
“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrower at any one time, which, as of the Restatement Date, is $25,000,000.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” meanshttps://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Base Rate” means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination

Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Term SOFR Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.
“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the applicable Term SOFR Rate other than pursuant to clause (iv) of the definition of Alternate Base Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Rate applicable to such Interest Period, plus (b) the Applicable Margin.
“Total Cash Flow Leverage Ratio” means, for any period of determination, the ratio of (a) Total Funded Debt (net of domestic cash on hand in excess of $10,000,000 and to the extent such cash does not exceed an additional $25,000,000) to (b) EBITDA.
“Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) outstanding borrowings under this Agreement, plus (b) the undrawn face amount of issued and outstanding Facility LCs and all other LC Obligations, in each case that are outstanding on such date (less any amounts deposited by the Borrower to cash collateralize such LC Obligations), plus, (c) the aggregate outstanding principal balance of all other interest-bearing Consolidated Indebtedness including Capitalized Leases and Subordinated Indebtedness, plus (d) Contingent Obligations covering any of the indebtedness listed in clauses (a), (b) or (c) of this definition (without duplication). Clause (a) of this definition shall be calculated based on the outstanding Aggregate Outstanding Credit Exposure with respect to such Loans for such quarter, as determined on the last Business Day of the applicable Fiscal Quarter.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Term SOFR Advance and with respect to any Loan, its nature as a Base Rate Loan or a Term SOFR Loan.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“U.S. Bank Fee Letter” means that certain fee letter dated as of the Restatement Date between U.S. Bank and the Borrower with respect to fees payable in connection with this Agreement.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” is defined in Section 9.16.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(g).

“UETA” means the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unpaid Drawings” is defined in Section 2.17.6.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests are at the time so owned or controlled.
“Withholding Agent” means the Borrower or any Guarantor and the Administrative Agent.
“Working Capital Adjustments” means customary working capital adjustments required to be paid by the Borrower or its Subsidiaries in connection with a Permitted Acquisition.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions apply equally to both the singular and plural forms of the defined terms.
1.2.Loan Classes. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Term SOFR Advance”) or by Class and Type (e.g., a “Term SOFR Revolving Advance”).

1.3.Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
1.4.Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination to be made on a consolidated basis shall be made for the Borrower and all Subsidiaries, including any that are unconsolidated on the Borrower’s audited financial statements. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.
1.5.Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized or otherwise addressed to the reasonable satisfaction of the Administrative Agent and the Initial Lenders), all Letters of Credit have expired without renewal or been returned to applicable Issuing Banks, and the Commitments are terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated

or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.
1.6.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.7.Term SOFR Notification. The interest rate on Term SOFR Advances is determined by reference to the Term SOFR Base Rate, which is derived from Term SOFR. Section 3.3(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 3.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Base Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, the Term SOFR Base Rate. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Base Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.
THE CREDITS
2.1.Commitment.
(a)Revolving Credit.
(i)As of the Restatement Date, the aggregate outstanding principal amount of the “Revolving Loans” (as defined in the Existing Credit Agreement, hereinafter, the “Existing Revolving Loans”) and the unpaid accrued interest and fees thereon (collectively, the “Existing Revolving Interest and Fees” and together with Existing Revolving Loans, the “Outstanding Revolving Loan Obligations”) are set forth on Part I of Schedule 2.1. Subject to the terms of this Agreement and in reliance on the representations and warranties of the Borrower herein, each of the parties hereto hereby agrees that the Existing Revolving Loans (to the extent not repaid on the Restatement Date) shall be, from and following the Restatement Date, continued and reconstituted as the Revolving Loans and any Existing Revolving Interest and Fees not repaid on the Restatement Date shall be due and payable under this Agreement.
(ii)Subject to the terms and conditions hereof, the allocation of the Revolving Loans under this Agreement on the Restatement Date shall be as set forth on Part 2 of Schedule 2.1, and each Lender severally agrees (A) that all of the Existing Revolving Loans (to the extent not repaid on the

Restatement Date) owed to such Lender shall remain outstanding and shall be deemed to be continuing Revolving Loans and (B) to provide a revolving credit facility available as loans (collectively with the Existing Revolving Loans (to the extent not repaid on the Restatement Date), each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis and participate in Facility LCs issued upon the request of the Borrower, at any time and from time to time during the period from the Restatement Date to the Facility Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided that, after giving effect to the making of each Revolving Loan and the issuance of each Facility LC, (i) such Credit Extension would not cause the Aggregate Outstanding Credit Exposure to exceed the Aggregate Commitment, and (ii) the Dollar amount of such Lender’s Outstanding Credit Exposure shall not exceed its Revolving Commitment. The Revolving Commitments shall expire on the Facility Termination Date. The LC Issuers shall issue Facility LCs on the terms and conditions set forth in Section 2.17. The Revolving Loans and any portion of the balance thereof may be made, obtained, and maintained at the election of the Borrower, but subject to the limitations hereof, as Base Rate Advances or Term SOFR Advances as the Borrower elects in its notice of borrowing, continuation, or conversion.
(b)Aggregate Commitment. If at any time the Dollar amount of the Aggregate Outstanding Credit Exposure exceeds the then current Aggregate Commitment, the Borrower shall promptly, and in any event within one Business Day, make a payment on Revolving Loans, Swing Line Loans, or Reimbursement Obligations sufficient to eliminate such excess. Any such payments shall be applied to the Revolving Loans first against Base Rate Advances and then to Term SOFR Advances in order starting with the Term SOFR Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Revolving Loans, the Aggregate Outstanding Credit Exposure still exceeds the Aggregate Commitment, the remaining amount paid by the Borrower shall be Cash Collateral.
(c)Revolving Loan Repayment; Facility Termination Date. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations (other than inchoate indemnity obligations and LC Obligations, Rate Management Obligations or obligations related to Cash Management Services Agreements for which any exposure is either cash collateralized or otherwise addressed to the reasonable satisfaction of the Administrative Agent and the Initial Lenders) shall be paid in full by the Borrower on the Facility Termination Date.
2.2.Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Revolving Percentages. The Advances may be Base Rate Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.6, 2.7 and 2.8, or Swing Line Loans selected by the Borrower in accordance with Section 2.21.
2.3.Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Revolving Percentage a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the Restatement Date to and including the Facility Termination Date, payable on the last day of each Fiscal Quarter and on the Facility Termination Date (the “Revolving Commitment Fee”). Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder with respect to any Lender other than the Swing Line Lender, except to the extent another Lender’s participation in such Swing Line Loans has been funded by such Lender.
2.4.Minimum Amount of Each Advance. Each Term SOFR Advance shall be in the minimum amount of $250,000, or if more, in integral multiples of $100,000 above $250,000 and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000, or if more, in integral multiples of $100,000 above $250,000, provided, however, that any Base Rate Advance in respect of a Revolving Loan may be in the amount of the then current Available Aggregate Commitment.
2.5.Reductions in Aggregate Commitment; Optional Principal Payments. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $500,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. Upon termination of the Revolving Commitments pursuant to this Section, no further Swing Line Loans shall be permitted and the Borrower shall pay to the Administrative Agent for the account of the Lenders the full amount of all outstanding Revolving Loans and Swing Line Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees, and LC Fees accrued to the date of such termination, any indemnities payable with respect to Revolving Loans or Swing Line Loans pursuant to Section 3.4 and all other unpaid Obligations in connection with any Revolving Loans or Swing Line Loans. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000, or if more, in integral multiples of $100,000 above $250,000, any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Minneapolis time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Advances, or, in a minimum aggregate amount of $250,000 or if more, in integral multiples of $100,000 above $250,000 (or such lesser amount to the extent such payment is made in connection with any overnight sweep account with the Administrative Agent), any portion of the outstanding Term SOFR Advances upon three Business Days’ prior notice to the Administrative Agent and the Initial Lenders. Amounts paid or prepaid on the Revolving Loans under this Section shall be for the account of each Lender in proportion to its share of outstanding Revolving Loans. Any optional prepayments that the Administrative Agent receives after 2:00 p.m. (Minneapolis time) shall be deemed to have been received on the next Business Day.
2.6.Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 12:00 p.m. (Minneapolis time) on the Borrowing Date of each Base Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Term SOFR Advance, specifying:
(a)the Borrowing Date, which shall be a Business Day, of such Advance,
(b)the aggregate amount of such Advance,
(c)the Type of Advance selected, and
(d)in the case of each Term SOFR Advance, the Interest Period applicable thereto;
Not later than 2:00 p.m. (Minneapolis time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower pursuant to the Borrowing Notice.

2.7.Conversion and Continuation of Outstanding Advances. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Term SOFR Advances pursuant to this Section or are repaid in accordance with Section 2.5. Each Term SOFR Advance denominated in Dollars shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Base Rate Advance unless (x) such Term SOFR Advance is or was repaid in accordance with Section 2.5 or (y) the Borrower has given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Advance continue as a Term SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Term SOFR Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Term SOFR Advance, conversion of a Term SOFR Advance to a Base Rate Advance, or continuation of a Term SOFR Advance not later than 12:00 p.m. (Minneapolis time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(a)the requested date, which shall be a Business Day, of such conversion or continuation,
(b)the amount and Type of the Advance that is to be converted or continued, and
(c)the amount of such Advance that is to be converted into or continued as a Term SOFR Advance and the duration of the Interest Period applicable thereto.
Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
2.8.Interest Rates. Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Term SOFR Advance into a Base Rate Advance pursuant to Section 2.7, to but excluding the date it becomes due or is converted into a Term SOFR Advance pursuant to Section 2.7, at a rate per annum equal to the Base Rate for such day; provided, that if a Base Rate Advance is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Base Rate shall continue to apply thereto plus such other amounts as required under Section 2.9. Changes in the rate of interest on the portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to either the Base Rate for such day or if elected by Borrower, at the Term SOFR Rate for a one month Interest Period on such day. Each Term SOFR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate reasonably determined by the Administrative Agent as applicable to such Term SOFR Advance based upon the Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Required Lenders, the Borrower shall not maintain more than six Term SOFR Advances at any time.
2.9.Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.6, 2.7, or 2.8, during the continuance of a Default or Event of Default, the Required

Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of all of the Lenders), declare that no Advance may be made as, converted into or continued as a Term SOFR Advance until such Default or Event of Default is cured or waived. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice and implementation of the Default Rate may be revoked at the option of all of the Lenders), declare that (i) each Term SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of an Event of Default under Section 7.2, 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable automatically to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to Advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default. Notwithstanding anything herein to the contrary, failure by the Administrative Agent to deliver written notice of an election to declare that the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be so increased on the date of the occurrence of the applicable Event of Default shall not limit or restrict the Administrative Agent from declaring that interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be so increased as of the date of the occurrence of the applicable Event of Default, so long as (x) the Administrative Agent delivers notice of such election within 90 days of obtaining knowledge of such Event of Default, and (y) such Event of Default is continuing at the time of such election.
2.10.Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower (which written notice shall be delivered to Borrower at least one Business Day prior to the due date of the applicable payment) by 12:00 p.m. (Minneapolis time) on the date when due and shall (except (i) with respect to payments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuers have not been fully indemnified by the Lenders or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.17.6.
2.11.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)The entries in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)Any Lender may request that its Revolving Loans be evidenced by a promissory note substantially in the form of Exhibit D, or, in the case of the Swing Line Lender, that its Swing Line Loans be evidenced by a promissory note substantially in the form of Exhibit F (each a “Note”), which Notes in the case of Lenders that are party to the Existing Credit Agreement shall amend and restate on the Restatement Date the promissory notes issued under the Existing Credit Agreement for the Revolving Loans (defined in the Existing Credit Agreement) and the Swing Line Loans (as defined in the Existing Credit Agreement), respectively. By each Lender’s signature to this Agreement, such Lender agrees to such amendment and restatement. In such event, the Borrower shall prepare, execute and deliver to such Lender such Notes payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.
2.12.Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may be an e-mail confirmation) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.13.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable in arrears quarterly on the first Business Day of each quarter commencing with the first such date after the Fiscal Quarter ending April 3, 2022 and at maturity. Interest accrued on each Term SOFR Advance shall be payable on the last Business Day of its applicable Interest Period, on any date on which the Term SOFR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term SOFR Advance having an Interest Period longer than three months shall also be payable on the last Business Day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.9 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Base Rate based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day; provided that if the next succeeding Business Day is in the next calendar month, such payment shall be made on the immediately preceding Business Day.

2.14.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice and repayment notice. Promptly after notice from the applicable LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Term SOFR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.
2.15.Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations, and an LC Issuer may book the Facility LCs, at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and any Lender or the LC Issuer may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which it will make Loans or issue Facility LCs and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.16.Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent, prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period from and including the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.17.Facility LCs.
2.1.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue (or continue) Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Restatement Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment; and provided further that no LC Issuer shall be required to issue any Facility LC if (A) any binding order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such LC Issuer from issuing such Facility LC, or any legal requirement of general application applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any governmental or public body authority with jurisdiction over the LC Issuer prohibits, or requests that such LC Issuer refrain from, the issuance of Letters of Credit or such Facility LC or imposes upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or imposes upon such LC Issuer any unreimbursed loss, cost, or expense that was not applicable on the Restatement Date and that such LC Issuer in good faith deems material to it; (B) the issuance of such Facility LC would violate any legal requirements or one or more policies of such LC Issuer applicable to Letters of Credit; (C) such Facility LC is to be denominated in a currency other than Dollars, (D) such Facility LC contains any provision for automatic reinstatement of the stated amount after any drawing thereunder, or (E) a default of any Lender’s reimbursement obligations under Section 2.17.5 exists or any Lender at such time is a Defaulting Lender, unless arrangements satisfactory to such LC Issuer have been entered into to eliminate such LC Issuer’s risk with respect to the participation in Facility LCs of such Defaulting Lender or Lenders, which may include requiring the Borrower to post cash collateral with the Administrative Agent in an amount equal to each Defaulting Lender’s pro rata share (based on such Lender’s Revolving Percentage) of all LC Obligations. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.
2.1.2 Participations. Upon the issuance or Modification by a LC Issuer of a Facility LC, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Percentage.
2.1.3 Notice. Subject to Section 2.17.1, the Borrower shall give the Administrative Agent notice prior to 12:00 p.m. (Minneapolis time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the LC Issuer, the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the applicable LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). The applicable LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that such LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, such LC Issuer has received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.1.4 LC Fees.
(a)The Borrower shall pay to the applicable LC Issuer with respect to each Facility LC, a nonrefundable fronting fee in an amount equal to 0.125% per annum of the face amount of each such Facility LC (the “LC Fronting Fees”), and such LC Fronting Fees shall be due and payable on the date of the issuance (or renewal, if applicable) of each Facility LC.
(b)The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Revolving Percentage, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Term SOFR Loans in effect from time to time on the original face amount of the Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on the last day of each Fiscal Quarter (the “LC Fee”). The Borrower shall also pay to the applicable LC Issuer for its own account on demand all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers and all out-of-pocket expenses reasonably incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
2.1.5 Administration; Reimbursement by Lenders. Upon receipt of any demand for payment under any Facility LC from the beneficiary of such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the applicable LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment are in conformity in all material respects with such Facility LC. The applicable LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Revolving Percentage of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.17.6 below and there is not Cash Collateral to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 p.m. (Minneapolis time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.
2.1.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable LC Issuer on or before the applicable LC Payment Date for any amounts required to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request complying with the terms and conditions of such Facility LC. All such amounts paid by the applicable LC Issuer and remaining unpaid by the Borrower (“Unpaid Drawings”) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The applicable LC Issuer will pay to each Lender ratably in accordance with its Revolving Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.17.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.6 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.1.7 Obligations Absolute. The Borrower’s obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to be attributable to the gross negligence or willful misconduct of such LC Issuer. The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section is intended to limit the right of the Borrower to make a claim against an LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.17.6.
2.1.8 Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic mail message, statement, order or other document it reasonably believes to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it first receives such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it is first indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section, each LC Issuer shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.1.9 Indemnification. The Borrower agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender, such LC Issuer or the Administrative Agent may incur (or that may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses that such LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein shall affect any rights the Borrower may have against any

Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC that specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of such Facility LC. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.
2.1.10 Lenders’ Indemnification. Each Lender shall, in accordance with its Revolving Percentage, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder.
2.1.11 Cash Collateral. At any time that there is a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable LC Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender pursuant to Section 2.20(a)(ii)) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the LC Issuers, and agree to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to Section 2.17.11(b). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary in this Agreement, Cash Collateral provided under this Section 2.17.11 or 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17.11 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the applicable LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.20, the Person providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.1.12 Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.
2.1.13 Separate Reimbursement Agreement. In the event an LC Issuer enters into a separate reimbursement agreement with the Borrower covering the Facility LCs and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.
2.18.Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Term SOFR Advances is suspended pursuant to Section 3.2(b) or 3.3, or if any Lender declines to approve an amendment or waiver approved by the Required Lenders but that otherwise requires unanimous consent of the Lenders, or if any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, upon such default or declination or if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; provided, that the Borrower shall have elected to replace such Lender within 90 days of the date of the occurrence of the event or circumstance that gives rise to the right of the Borrower to elect to replace such Lender; provided further, that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrower and the Administrative Agent and, to the Borrower’s and the Administrative Agent’s reasonable satisfaction, which other bank or entity does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B, to become a Lender for all purposes under this Agreement, to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
2.19.Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation that constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest that would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate, at which time the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions of this Agreement or any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs that causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
2.20.Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17.11; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs, in accordance with Section 2.17.11; sixth, to the payment of any amounts owing to the Lenders, the LC Issuers, or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuer, or the Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fees pursuant to Section 2.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.17.11.
(C)With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to Section 2.20(a)(iii)(B), the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.20(a)(iv), (2) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation

(and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Aggregate Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.20(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.11.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender, and each LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Line Loans/Facility LCs. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.21.Swing Line Loans.
(a)Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.2 and, if such Swing Line Loan is to be made on the Restatement Date, the satisfaction of the conditions precedent set forth in Section 4.1, from and including the Restatement Date and prior to the Facility Termination Date, the Swing Line Lender may, at its option and in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Revolving Percentage of the LC Obligations, exceed the Swing Line Lender’s Revolving Commitment at such time. Subject to the terms of this Agreement (including without limitation the discretion of the Swing Line Lender), the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

(b)Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Minneapolis time) on the Borrowing Date of each Swing Line Loan specifying (i) the applicable Borrowing Date (which shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan, which shall not be less than $250,000.
(c)Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (Minneapolis time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make such funds available to the Borrower on the Borrowing Date at such address. Each time the Swing Line Lender makes a Swing Line Loan, the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Revolving Percentage.
(d)Repayment of Swing Line Loans. The Borrower shall pay each Swing Line Loan in full on the date selected by the Administrative Agent. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender to fund the participation acquired by such Lender pursuant to Section 2.21(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolving Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon) for the purpose of repaying such Swing Line Loan. Not later than noon (Minneapolis time) on the date of any notice received pursuant to this Section, each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Term SOFR Loans in the manner provided in Section 2.7 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender notifies the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 has not been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.21(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section, interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received, and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
2.22.Increase Option. The Borrower may from time to time until the Facility Termination Date elect to increase the Revolving Commitments in minimum increments of $10,000,000 or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $100,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the approval of the Borrower, the Administrative Agent and the LC Issuer, in each case not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit G hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit H hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.22. Increases and new Revolving Commitments created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.31 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Restatement Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel, affirmations of Loan Documents and updated financial projections, reasonably acceptable to the Administrative Agent, demonstrating the Borrower’s anticipated compliance with Section 6.31 through the Facility Termination Date). On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.6). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, at any time.
This Section shall supersede any provision in Section 8.3 to the contrary.

ARTICLE III.
YIELD PROTECTION; TAXES

3.1.Yield Protection. If, on or after the Restatement Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), any change in the interpretation, promulgation, implementation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented, by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency related to such new adoption, interpretation or decision (a “Regulatory Change”):
(a)subjects any Lender or applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) to any Lender or any LC Issuer in respect of its Term SOFR Loans, Facility LCs or participations therein,
(b)imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Term SOFR Advances), or
(c)imposes any other condition the result of which is to increase the cost to any Lender or applicable Lending Installation or any LC Issuer of making, funding or maintaining its Term SOFR Loans, or of issuing or participating in Facility LCs, reduces any amount receivable by any Lender or applicable Lending Installation or any LC Issuer in connection with its Term SOFR Loans, Facility LCs or participations therein, or requires any Lender or applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Term SOFR Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Term SOFR Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Term SOFR Loans or Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received.
3.2.Changes in Capital Adequacy Regulations. If any Lender or any LC Issuer reasonably determines the amount of capital or liquidity required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy). “Change” means (i) any change on or after the Restatement Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the Restatement Date that affects the amount of capital required or expected to be maintained by any Lender, any LC Issuer, any Lending Installation or any corporation controlling any Lender or any LC Issuer. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Restatement Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the Restatement Date.
3.3.Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.
(a)Availability of Term SOFR Advances. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:
(i)for any reason in connection with any request for a Term SOFR Advance or a conversion or continuation thereof that the Term SOFR Base Rate for any requested Interest Period with respect to a proposed Term SOFR Advance does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or
(ii)the interest rate applicable to Term SOFR Advances for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, or does not adequately and fairly reflect the cost of making or maintaining Term SOFR Advances, then the Administrative Agent shall suspend the availability of Term SOFR Advances and require any affected Term SOFR Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
(b)Benchmark Replacement.
(i)Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the

Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Base Rate, Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 13.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a Term SOFR Advance, or any request for the conversion or continuation of a Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
3.4.Funding Indemnification. If any payment of a Term SOFR Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Term SOFR Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for such Lender’s reasonable costs, expenses and Interest Differential (as reasonably determined by such Lender) incurred as a result of such prepayment. “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that Interest Differential shall not be discounted to its present value.
The Borrower hereby acknowledges that the Borrower shall be required to pay the Interest Differential with respect to any portion of the principal balance paid or that becomes due before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including, without limitation, any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.
3.5.Taxes.
(a)Defined Terms. For purposes of this Section 3.5, the term “Lender” includes each LC Issuer and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower and Guarantors. The Borrower and Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower and Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2.4 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or Guarantor to a Governmental Authority pursuant to this Section 3.5, the Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN, or W-8BEN-E, as applicable; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S.

federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6.Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7.Illegality. If any Lender determines that any Change has made it unlawful for such Lender or its applicable Lending Installation to make, maintain or fund Term SOFR Advances, or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue, or to convert any Advances to, Term SOFR Advances shall be suspended, and (ii) if applicable after the Restatement Date, such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to any Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to any Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to any Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Advances and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to any Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE IV.
CONDITIONS PRECEDENT

4.1.Credit Extension. The continuation or making of the Loans under this Agreement, and if applicable the issuance of the initial Facility LCs under this Agreement, shall be subject to the prior or simultaneous fulfillment of the following conditions:
4.1.1 Documents. The Administrative Agent shall have received the following in sufficient counterparts (except for the Notes) for each Lender prior to the Restatement Date (or such other time period as may be acceptable to the Administrative Agent):
(a)This Agreement, duly executed by the Borrower.

(b)Notes drawn to each Lender that has requested a Note, executed by the Borrower and dated the Restatement Date.
(c)The Security Agreement, duly executed by the Borrower and the Guarantors, together with:
(A)completed UCC, tax lien, and judgment searches for the Borrower, and the Material Domestic Subsidiaries satisfactory to the Administrative Agent; and
(B)to the extent not previously delivered to the Administrative Agent (with exception to the following items insofar as the same relate to NAPCO, which are the subject of Section 6.16(c)(ii) below), copies of the original certificates (if any) with respect to any Equity Interests specifically pledged under the Security Agreement together with stock powers or assignments separate from certificate in the form prescribed by the Administrative Agent and duly executed in blank with the originals to be sent by overnight mail to the Administrative Agent or its designee.
(d)An amended and restated Guaranty, duly executed by the Guarantors.
(e)The Negative Pledge Agreement, duly executed by the Borrower and the Guarantors.
(f)Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described herein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.22), shall be in proper form for filing, registration or recordation.
(g)A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower and each Material Domestic Subsidiary (with such certificates of a Secretary or Assistant Secretary, dated as of the Restatement Date and certifying as to the following:
(A)A true and accurate copy of the resolutions or unanimous written consent of such Person authorizing the execution, delivery, and performance of the Loan Documents to which it is a party delivered to the Agent on the Restatement Date are in full force and effect and have not been amended or modified in any way prior to the Restatement Date;
(B)The incumbency, names, titles, and signatures of the officers of such Person authorized to execute the Loan Documents to which such Person is a party and, as to the Borrower, to request Loans and the issuance of Facility LCs;
(C)A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date reasonably acceptable to the Administrative Agent; and
(D)A true and accurate copy of the bylaws, operating agreement or partnership agreement of such Loan Party.
(h)Certificates of current status or good standing for the Borrower and each Material Domestic Subsidiary in its respective jurisdiction of organization as of a date reasonably acceptable to the Administrative Agent.
(i)Evidence satisfactory to the Administrative Agent that all other Indebtedness of the Borrower and the Subsidiaries (other than Indebtedness permitted to remain outstanding after the Restatement Date) has been repaid or will be repaid with the proceeds of the Loans funded on the Restatement Date.
(j)A solvency certificate for the Borrower and its Subsidiaries on a consolidated basis in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders, from the chief financial officer of the Borrower;
(k)A certificate dated as of the Restatement Date of an Authorized Officer of the Borrower certifying as to the matters set forth in Section 4.2.
(l)[Reserved].
(m)Copies of (i) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the most recently ended Fiscal Quarter, and (ii) audited consolidated financial statements of the Borrower and its Subsidiaries for each of its last three Fiscal Years.
(n)An executed initial Borrowing Notice from the Borrower and sources and uses of funds attached thereto as Exhibit A (the “Restatement Date Funds Flow”) with respect to all Loans and disbursements requested on the Restatement Date.
4.1.2 Opinions. The Borrower shall have requested its counsel to prepare written opinions, addressed to the Lenders and dated the Restatement Date, in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders with respect to the Borrower and the Guarantors, and such opinions shall have been delivered to the Administrative Agent in sufficient counterparts for each Lender.
4.1.3 Fees and Expenses. The Administrative Agent shall have received an executed copy of the U.S. Bank Fee Letter and shall have received for itself and for the account of the Lenders all reasonably documented fees and other amounts due and payable by the Borrower on or prior to the Restatement Date, including pursuant to the U.S. Bank Fee Letter, and the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.6.
4.2.Each Credit Extension. The Lenders shall not be required to make any Credit Extension, other than any conversion or continuation pursuant to Section 2.7 (and subject to the terms of Section 2.9) and automatic renewals of Letters of Credit in accordance with the terms thereof, unless on the applicable Borrowing Date:
(a)There exists no Default or Event of Default.
(b)The representations and warranties in Article V are true and correct as of such Borrowing Date in all material respects, without duplication as to any materiality modifications, qualification or limitation set forth in Article V, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects, without duplication as to any materiality modifications, qualification or limitation set forth in Article V, on and as of such earlier date.
Each Borrowing Notice, Swing Line Borrowing Notice and request for issuance of a Facility LC with respect to each such Credit Extension, other than any conversion or continuation pursuant to Section 2.7 (and subject to Section 2.9) and automatic renewals of Letters of Credit in accordance with the terms thereof, shall constitute a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:
5.1.Existence and Standing. Each of the Borrower and the Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which it conducts its business, except where the failure to be in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect.
5.2.Authorization and Validity. Each of the Borrower and the Subsidiaries have the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each such Person of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such Person is a party constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3.No Conflict; Government Consent. Neither the execution and delivery by any of the Borrower or the Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Person, (ii) such Person’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, limited liability company agreement, or operating or other management agreement, as the case may be or (iii) the provisions of any indenture, instrument or agreement to which such Person is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder (other than to the extent that such conflict or default could not reasonably be expected to have a Material Adverse Effect), or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Person pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization or validation of, filing, recording or registration with, exemption by or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to be obtained by the Borrower or any of the Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower or the Subsidiaries of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan

Documents, except for any consents already obtained or any necessary filing or recordation of or with respect to the Security Agreement.
5.4.Financial Statements. (i) The audited annual financial statements of the Borrower and the Subsidiaries for each of its last three Fiscal Years, and (ii) the unaudited consolidated financial statements of the Borrower and the Subsidiaries for the Fiscal Quarter ended December 26, 2021 heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and the Subsidiaries, as applicable, at such dates and the consolidated results of their operations for the periods then ended. The pro forma financial statements delivered pursuant to Section 4.1.1(m) were prepared in good faith and are based on reasonable assumptions as to the Borrower and the Subsidiaries after giving effect to the consummation of this Agreement and the transactions contemplated herein.
5.5.Material Adverse Change. Since March 28, 2021, there has been no change in the business, Property, financial condition or results of operations of the Borrower or the Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
5.6.Taxes. Each of the Borrower and the Subsidiaries has filed all United States federal tax returns and all other material tax returns that are required to be filed and has paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of the Subsidiaries, except such taxes, if any, as are being contested in good faith, as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of any taxes or other governmental charges are adequate in accordance with GAAP. Neither the Borrower, nor any of the Subsidiaries have participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
5.7.Litigation and Contingent Obligations. Except as set forth in Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting the Borrower or any of the Subsidiaries that could, individually or collectively, reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of Borrower as of the Restatement Date setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower, or other Subsidiaries. All of the issued and outstanding shares of capital stock or other Equity Interest of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
5.10.Accuracy of Information. No information, exhibit or report furnished by the Borrower, or any of the Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, including without limitation the financial statements delivered pursuant to Section 5.4, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading in light of the circumstances when made.
5.11.Regulation U. “Margin Stock” (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and the Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder. Neither the Borrower nor any Subsidiary is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of carrying “Margin Stock” (as defined in Regulation U). Neither the Borrower, nor any Subsidiary has used any of the proceeds of the Advances to purchase or carry any “Margin Stock” (as defined in Regulation U).
5.12.Material Agreements. Neither the Borrower nor any Subsidiary is (a) a party to any agreement or instrument the compliance with, or performance of, which could reasonably be expected to have a Material Adverse Effect, or (b) subject to any charter or other corporate, limited liability company or partnership restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in any agreement to which it is a party (including any agreement or instrument evidencing or governing indebtedness), which default could reasonably be expected to have a Material Adverse Effect.
5.13.Compliance With Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
5.14.Ownership of Properties; Perfection of Liens. Except as set forth on Schedule 5.14, on the Restatement Date, the Borrower and the Subsidiaries will have good, and in the case of real property, marketable title, free and clear of all Liens other than those permitted by Section 6.22, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and the Subsidiaries. The Obligations are secured by valid, perfected, first-priority Liens (subject to Liens permitted pursuant to Section 6.22) in favor of the Administrative Agent for the benefit of the Lenders, covering and encumbering all Collateral granted or purported to be granted by the Collateral Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control (other than with respect to Liens on Collateral represented by a certificate of title). Neither the Borrower nor any Subsidiary has subordinated any of their rights under any Obligation owing to it to the rights of another Person.
5.15.Plan Assets; Prohibited Transactions. Neither the Borrower nor any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in § 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of § 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a Prohibited Transaction. The Borrower is not subject to any law, rule or regulation which is substantially similar to a Prohibited Transaction.
5.16.Environmental Matters. The ongoing operations of the Borrower and each Subsidiary comply in all respects with all Environmental Laws, except such non-compliance as could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Borrower and the Subsidiaries has obtained, and maintained in good standing, all material licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for its then current ordinary course operations, and each of the Borrower and the Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to so comply could not reasonably be expected to result in material liability of the Borrower and the Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.16 and except for matters that could not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of the Subsidiaries or any of their currently owned or leased real properties is subject to any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Claim. Except as set forth on Schedule 5.16, to the knowledge of the Borrower, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Restatement Date, or relating to any waste disposal, of any of the Borrower or the Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.16 and except for matters that could not reasonably be expected to have a Material Adverse Effect, none of the Borrower and the Subsidiaries has any underground storage tanks that are not in compliance with Environmental Laws.
5.17.Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.18.Insurance. Each of the Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and the Subsidiaries operate.
5.19.Real Property. Schedule 5.19 sets forth a complete and accurate list, as of the Restatement Date, of (i) the address of all real property leased by the Borrower or any Subsidiary and (ii) the address and a legal description of any real property owned by the Borrower or Subsidiary.
5.20.Solvency.
(a)Immediately after the consummation of the transactions to occur on the Restatement Date, immediately following the making of each Credit Extension, if any, made on the Restatement Date and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that would be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Restatement Date.
(b)The Borrower does not intend to, or intend to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.21.Intellectual Property. The Borrower and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights that are necessary for the conduct of such Person’s businesses, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect.
5.22.Labor Matters. Except as set forth on Schedule 5.22, as of the Restatement Date, neither the Borrower nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any of the Borrower and the Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and the Subsidiaries are in material compliance with the Fair Labor Standards Act and any other applicable laws, rules or regulations dealing with such matters.
5.23.No Default. No Event of Default exists or would result from the incurrence by the Borrower or any Subsidiary of any Indebtedness hereunder or under any other Loan Document.
5.24.Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, limited liability company or partnership restriction action which could reasonably be expected to have a Material Adverse Effect.
5.25.Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents explicitly authorized by the Borrower as its agent with Anti-Corruption Laws and applicable Sanctions.  None of the Borrower, any of its Subsidiaries or any directors or officer or, to the knowledge of the Borrower or such Subsidiary, any employee, agent that is explicitly authorized by the Borrower as its agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).
5.26.Subordinated Indebtedness. The Obligations constitute senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

ARTICLE VI.
COVENANTS

During the term of this Agreement, unless the Required Lenders otherwise consent in writing:
6.1.Financial Reporting. The Borrower will maintain, for itself and each of the Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders, in each case in form and scope reasonably acceptable to the Administrative Agent and the Initial Lenders:
(a)Within 75 days after the close of each Fiscal Year, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in

GAAP) audit report, with no going concern modifier, certified by the Borrower’s current independent certified public accountants or other independent certified public accountants of national reputation and standing reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for the Borrower and its Subsidiaries, including a balance sheet as of the end of such period and related statements of operations, stockholders’ investment, and cash flows, accompanied by any management letter, if issued, prepared by said accountants (provided that if such management letter is not available at such time, the Borrower shall deliver it promptly following receipt thereof).
(b)Within 45 days after the close of the first three (3) Fiscal Quarter periods after each of its Fiscal Years, for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss and a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by the Borrower’s chief financial officer, which certification may be done through the chief financial officer’s certifications made to the U.S. Securities and Exchange Commission to the extent that such financial statements have been filed with the U.S. Securities and Exchange Commission.
(c)As soon as available, but in any event within 45 days after the first day of each Fiscal Year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement, Capital Expenditures budget and cash flow statement) of the Borrower and the Subsidiaries for such Fiscal Year.
(d)Commencing with the first period that financial statements are required under Section 6.1(a) and thereafter when financial statements are required under Sections 6.1(a) and 6.1(b), a compliance certificate in substantially the form of Exhibit A signed by the chief financial officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(e)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished that are not otherwise provided hereunder.
(f)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(g)On or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent.
(h)Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
Any financial statement or other information required to be furnished pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(e) and Section 6.1(f) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement or other information with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any filing of a registration statement to the Administrative Agent (who shall then give notice of any such filing to the Lenders) and Borrower shall give notice to the Administrative Agent if it shall fail to make any timely filing of any regular report or proxy statement with the U.S. Securities and Exchange Commission (who shall then give notice of any such late filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent or an Initial Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent or such Initial Lender.
If any information that is required to be furnished to the Lenders under this Section is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.
6.2.Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans for working capital, Capital Expenditures, Restricted Payments permitted by this Agreement, Permitted Acquisitions and other general corporate purposes. The Borrower will not, and will not permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan or Facility LC, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Facility LC, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
6.3.Notice of Event of Default; ERISA Matters. The Borrower shall furnish to the Administrative Agent and the Lenders:
(a)Promptly and in any event within 10 Business Days after an Authorized Officer of the Borrower obtains knowledge thereof, of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect.
(b)Promptly upon, but in no event later than 30 days after, any Authorized Officer of the Borrower becoming aware of the occurrence of (i) except as could not reasonably be expected to result in a Material Adverse Effect, any non-exempt Prohibited Transaction with respect to any Plan, or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any Reportable Event with respect to any Plan, notice in writing to the Lenders specifying the nature thereof and what action the Borrower proposes to take with respect thereto. In addition, when received, the Borrower and any Subsidiary shall provide to the Lenders copies of any notice from the PBGC of its intention to terminate or have a trustee appointed for any Plan except as could not result in a Material Adverse Effect.
(c)Promptly upon, but in no event later than 30 days after, any Authorized Officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower and the Subsidiaries or any property of such Person, or to which the Borrower and the Subsidiaries is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) that could reasonably be expected to have a Material Adverse Effect; or (ii) any adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or the Subsidiaries that could reasonably be expected to have a Material Adverse Effect, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.
(d)Promptly and in any event within 30 days after entering into any lease agreement for real property where material books and records will be maintained, copies of such leases.
6.4.Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as such business is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that nothing herein shall limit any merger or other transaction permitted by Section 6.18.
6.5.Formation of Subsidiaries. Within 30 days after the formation or acquisition (to the extent not delivered in connection with a Permitted Acquisition) of any Subsidiary or, if earlier, within 10 Business Days after any request by the Administrative Agent, with respect to any Subsidiary, (a) (i) the voting securities (or other ownership interests) of each such Subsidiary that is a Domestic Subsidiary (other than the securities or interests of a Domestic Subsidiary owned by a Foreign Subsidiary or Domestic Holdco Subsidiary) shall be pledged to the Administrative Agent for the benefit of the Lenders, (ii) 65% of the voting securities (or other voting ownership interests) of each such Subsidiary that is a Foreign Subsidiary (or a Domestic Holdco Subsidiary) to the extent directly owned by the Borrower or a Material Domestic Subsidiary shall be pledged to the Administrative Agent for the benefit of the Lenders, and (iii) each such Material Domestic Subsidiary (other than (a) a Domestic Holdco Subsidiary or a Domestic Subsidiary owned by a Foreign Subsidiary or (b) a Material Domestic Subsidiary that is intended to be merged into another Loan Party no later than twelve months after it becomes a Material Domestic Subsidiary as a result of any Permitted Acquisition) shall become obligated to repay the Loans and other amounts payable under the Loan Documents and shall grant the Administrative Agent for the benefit of the Lenders a security interest in its Property (subject only to Liens permitted under Section 6.22); and (b) the Borrower and the applicable Subsidiary shall, at the Borrower’s cost and expense, execute and deliver to the Administrative Agent such documents and instruments as the Administrative Agent or any Initial Lender reasonably deems necessary to effect the matters specified in subclause (a) as specified in such request (which documents may include documents and opinions prepared by applicable foreign counsel in the case of any such matters with respect to any Subsidiaries that are Foreign Subsidiaries to the extent the Administrative Agent reasonably requests). Notwithstanding the foregoing, the Borrower shall not be required to furnish any such pledges, guaranties, security interests or related documents or instruments with respect to a Foreign Subsidiary to the extent that such actions would (x) violate the laws of the jurisdiction of formation of such Foreign Subsidiary or (y) create or result in a Deemed Dividend Problem.
6.6.Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct material United States federal and applicable foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings with respect to which adequate reserves have been set aside in accordance with GAAP and that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.7.Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the

Borrower and Subsidiaries operate, and the Borrower will furnish to the Administrative Agent upon request full information as to the insurance carried and evidence that the endorsements, policy declarations, and any certificates furnished to the Administrative Agent previously are in full force and effect. The Borrower shall, and shall cause each Subsidiary to, name the Administrative Agent as an additional insured with respect to all general liability insurance and as a lender loss payee with respect to all property and casualty insurance at all times prior to the repayment in full of the Obligations.
6.8.Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, Anti-Corruption Laws and applicable Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. The Borrower will not use, or permit any Subsidiary to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.
6.9.Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its tangible Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and keep would not reasonably be expected to result in a Material Adverse Effect.
6.10.Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and its respective representatives and agents to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate (a) one time per Fiscal Year and (b) following the occurrence and during the continuance of any Default or Event of Default, from time to time, as determined by the Administrative Agent in its sole discretion. The Borrower shall pay the expenses of the Administrative Agent and Initial Lenders for all visits, inspections and examinations that (x) are made while any Event of Default is continuing or (y) constitute the Administrative Agent’s annual collateral audit.
6.11.Books and Records. Each of the Borrower and the Subsidiaries shall keep adequate and proper records and books of account in which full and correct entries shall be made of its dealings, business and affairs.
6.12.Compliance with Material Contracts. Each of the Borrower and the Subsidiaries shall make all payments and otherwise perform all obligations in respect of all material contracts to which it is a party except as could not reasonably be expected to result in a Material Adverse Effect; provided, that such payment or performance will not be required to the extent such payment or performance is being contested in good faith by appropriate proceedings, so long as such Person’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Person’s books in accordance with GAAP.
6.13.ERISA. The Borrower and the Subsidiaries shall maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable regulations issued under the provisions of ERISA and of the Code except where failure to comply could not be reasonably expected to cause a Material Adverse Effect. Neither the Borrower nor any of the Subsidiaries shall engage in any non-exempt Prohibited Transaction in connection with which it would be subject to either a civil penalty assessed pursuant to § 502(i) of ERISA or a tax imposed by § 4975 of the Code, in either case in an amount exceeding $250,000. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower and the Subsidiaries shall fail to make full payment when due of all amounts each is required to pay under any Plan. None of the Borrower and the Subsidiaries nor any ERISA Affiliate shall permit to exist any accumulated funding deficiency (as such term is defined in § 302 of ERISA and § 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $250,000. None of the Borrower and the Subsidiaries, nor, except as could not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate, shall fail to make any payments in an aggregate amount exceeding $250,000 to any Plan that may be required to be made under any agreement relating to such Plan or any law pertaining thereto.
6.14.Environmental Matters; Reporting. If any release of Hazardous Substances occurs on any real property or any other assets owned or leased by the Borrower or the Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply in all material respects with any final federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance.
6.15.Reaffirmation of Guaranties. When the Administrative Agent so requests from time to time, the Borrower shall cause each Guarantor and any other Person who hereafter guarantees, or who agrees for the benefit of the Borrower to make capital contributions to the Borrower for the purpose of supporting the Obligations or any part thereof, to promptly execute, and deliver to the Administrative Agent reaffirmations of their respective Guaranties in such form as the Administrative Agent reasonably requires.
6.16.Further Assurances; Cash Management; Post-Closing Covenants.
(a)Further Assurances. The Borrower shall promptly correct any defect or error that is discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower also shall (and shall cause its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent reasonably requires from time to time (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents, including, without limitation, using its commercially reasonable efforts to obtain delivery of landlord’s waivers and estoppels reasonably required by the Administrative Agent; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey or assign to the Administrative Agent for the benefit of the Lenders to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Lenders evidence reasonably satisfactory to the Administrative Agent of every such recording, filing, or registration.
(b)Cash Management. The Borrower and all Subsidiaries of the Borrower shall maintain their principal cash management accounts with U.S. Bank; provided that all

Subsidiaries of the Borrower acquired or created after the Restatement Date shall maintain their principal cash management accounts with U.S. Bank within 180 days (or such later date as the Administrative Agent may agree from time to time, including via email confirmation) of such acquisition or creation. With exception to the Amegy Account, any deposit accounts of the Borrower and its Subsidiaries that are not with U.S. Bank within 60 days (or such later date as the Administrative Agent may agree from time to time, including via email confirmation) after such Subsidiary is acquired or created after the Restatement Date shall at all times be subject to a Control Agreement.
(c)Post-Closing Covenants.
(i)Insurance. On or before the date that is thirty (30) days after the Restatement Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall, and shall cause each Subsidiary to deliver to the Administrative Agent (i) insurance certificates and endorsements in form and substance acceptable to the Administrative Agent and listing the Administrative Agent as lender loss payable thereon with respect to property insurance and as an additional insured with respect to liability insurance, indicating that the Borrower and the Domestic Subsidiaries have obtained insurance of the types set forth in Section 6.7;
(ii)Stock Certificates. On or before the date that is thirty (30) days after the Restatement Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall cause NAPCO to deliver to the Administrative Agent copies of the original certificates (if any) with respect to any Equity Interests of NAPCO specifically pledged under the Security Agreement together with stock powers or assignments separate from certificate in the form prescribed by the Administrative Agent and duly executed in blank with the originals to be sent by overnight mail to the Administrative Agent or its designee.
6.17.Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)The Loans and any other Obligations;
(b)Indebtedness existing on the Restatement Date and described in Schedule 6.17 and any replacement, renewal, refinancing or extension of such Indebtedness (including the amount of any related reasonable transaction fees and expenses incurred in connection therewith) that does not increase the outstanding principal amount thereof on the date of such replacement, renewal, refinancing or extension;
(c)Indebtedness secured by Liens permitted by Section 6.22(h) and replacements, renewals, refinancings or extensions thereof (including the amount of any related reasonable transaction fees and expenses incurred in connection therewith); provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $2,000,000;
(d)Subordinated Indebtedness;
(e)Indebtedness arising under Rate Management Transactions or other Financial Contracts, all of which shall be unsecured unless in favor of a Lender or an Affiliate of a Lender, incurred for bona fide hedging purposes and not for speculation, evidence of which has been provided to the Administrative Agent;
(f)Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 6.19(c);

(g)Indebtedness incurred in respect of netting services and ordinary course of business overdraft protection in connection with deposit accounts permitted under the Loan Documents;
(h)Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business (“Financed Premiums”);
(i)Endorsements for collection or deposit and Contingent Obligations incurred in connection with standard contractual indemnities entered into in the ordinary course of business;
(j)Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;
(k)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies;
(l)Contingent Obligations arising with respect to reasonable and customary indemnification obligations in favor of the sellers in connection with Permitted Acquisitions;
(m)intercompany Indebtedness owing (i) from a Material Domestic Subsidiary that is a Guarantor to the Borrower, (ii) from a Material Domestic Subsidiary that is a Guarantor from or to another Material Domestic Subsidiary that is a Guarantor or (iii) from or to a Subsidiary that is not a Guarantor to the Borrower or a Material Domestic Subsidiary that is a Guarantor in an amount not to exceed $500,000 in the aggregate;
(n)Guaranties of obligations not otherwise prohibited under this Agreement, of the Borrower or any Subsidiary; and
(o)Other unsecured Indebtedness (excluding any Indebtedness described in clauses (b) through (n) above), provided that the aggregate amount of such other Indebtedness does not exceed $2,500,000 at any time outstanding.
6.18.Merger. The Borrower will not, and will not permit any Subsidiary to, (a) merge, consolidate with or enter into any analogous reorganization or transaction with any other Person, except for (i) any merger of a Subsidiary into the Borrower or a Wholly-Owned Subsidiary of the Borrower or any Guarantor, (ii) any merger of a Subsidiary that is not the Borrower in connection with a Permitted Acquisition so long as the surviving entity becomes a Guarantor pursuant to the terms of this Agreement or (iii) a merger involving the Borrower in connection with a Permitted Acquisition so long as the surviving entity is the Borrower, or (b) liquidate, wind up or dissolve itself (or suffer any liquidation, wind up or dissolution) except that (i) any Guarantor may merge into the Borrower or other Guarantor, and (ii) any Subsidiary that is not a Guarantor may be liquidated, wound up or dissolved.
6.19.Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, lease, sell, assign, convey, transfer or otherwise dispose of its Property to any other Person or enter into an agreement to do any of the foregoing, except:
(a)sales of inventory, or used, obsolete, worn-out or surplus equipment, all in the ordinary course of business;
(b)the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

(c)sales and dispositions of assets and Property for at least fair market value (as determined by the board of directors of the Borrower) so long as the net book value of all assets or Property sold or otherwise disposed of does not constitute 10% or more of the total assets of the Borrower and its Subsidiaries in the aggregate during the 12-month period ending on the date of the last such sale or disposition;
(d)the sale or discount without recourse of accounts receivable arising in the ordinary course of business by the Borrower or any of the Subsidiaries in connection with the compromise or collection thereof in the ordinary course of business; or
(e)sales and dispositions of assets of a Subsidiary of the Borrower to the Borrower or any Subsidiary that is a Guarantor.
6.20.Investments. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, create any Subsidiary or become or remain a partner in any partnership or joint venture, except:
(a)Cash Equivalent Investments;
(b)(i) Investments in Domestic Subsidiaries in existence on the Restatement Date and (ii) other Investments in existence on the Restatement Date and described in Schedule 6.20;
(c)Investments (i) constituting Permitted Acquisitions and (ii) in Domestic Subsidiaries permitted by and subject to Section 6.27;
(d)Investments constituting Indebtedness permitted pursuant to Section 6.17;
(e)Bank deposits in the ordinary course of business, to the extent permitted by Section 6.16(b);
(f)Travel and similar advances to employees or independent contractors in the ordinary course of business;
(g)Deposits made in the ordinary course of business securing obligations or performance under contracts, such as in connection with real estate or personal property leases; and
(h)Other Investments (excluding any Investments described in clauses (a) through (g) above) not to exceed $2,500,000 in the aggregate at any one time.
provided that (x) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements and (y) no Investment otherwise permitted by clause (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default exists.
6.21.Acquisitions. The Borrower will not, and will not permit any Subsidiary, to make any Acquisition other than any Permitted Acquisition.

6.22.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien in, of or on the Property of any of the Borrower and the Subsidiaries now owned or hereafter acquired, or enter into or make any commitment to enter into any arrangement for the acquisition of property through conditioned sale, lease, purchase or other title retention agreement, except:
(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;
(b)Liens imposed by law, such as landlord, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books;
(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, other social security or retirement benefits or similar legislation;
(d)Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character that do not in any material way affect the marketability of the same or interfere in any material respect with the use thereof in the business of the Borrower and the Subsidiaries;
(e)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that such deposit account (i) is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) is not intended by any of the Borrower or any Subsidiary to provide collateral to the depository institution;
(f)Liens existing on the Restatement Date and described in Schedule 6.22 and replacements, renewals, refinancings or extensions thereof (including the amount of any related reasonable transaction fees and expenses incurred in connection therewith) that do not increase the principal amount of the obligation secured thereby to the extent such obligations are permitted under Section 6.17;
(g)Liens on insurance policies and the proceeds thereof in connection with Financed Premiums;
(h)Subject to the limitation set forth in Section 6.17(c), (i) Liens arising in connection with Capitalized Leases (and attaching only to the property being leased) and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired and products and proceeds thereof, and the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the property encumbered thereby as of the date of purchase of such property;
(i)Attachments, appeal bonds, judgments, and other similar Liens, for sums not exceeding $1,000,000 in the aggregate arising in connection with court proceedings,

provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(j)Informational UCC financing statements filed with respect to operating leases;
(k)Any interest or title of a lessor, sublessor, licensor or sublicensor under any operating lease or non-exclusive license permitted by this Agreement;
(l)Licenses, sublicenses, leases, or subleases of real property or intellectual property granted by, the Borrower or Subsidiary (as lessor or licensor) to third Persons in the ordinary course of business consistent with past practices;
(m)Liens in favor of customs and revenue authorities that secure payment of customs duties in connection with the importation of goods; and
(n)Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.
6.23.Transactions with Affiliates. Neither the Borrower, nor any Subsidiary shall enter into any transaction with any of its Affiliates, except upon fair and reasonable terms no less favorable than those it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that this Section shall not prohibit or restrict transactions between or among the Borrower and the Subsidiaries to the extent not prohibited by this Agreement.
6.24.Subordinated Indebtedness. Except as permitted in the applicable subordination agreement, the Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or take any other actions in contravention or violation of any subordination agreement related to such Subordinated Indebtedness.
6.25.ERISA Plans. Neither the Borrower nor Subsidiaries shall permit (a) any event to occur or condition to exist that would permit any Plan to terminate under any circumstances that would cause the Lien provided for in § 4068 of ERISA to attach to any assets of any of the Borrower and the Subsidiaries, (b) a Plan subject to Title IV of ERISA to be less than 70% funded as measured on the last day of the applicable Plan year based on the certification prepared by the Plan’s actuary regarding funding (referred to as the AFTAP certification) and (c) a failure to make a minimum funding contribution to a Plan required under § 302 of ERISA and § 412 of the Code to the extent such failure could reasonably be expected to result in a Material Adverse Effect.
6.26.Change in Nature of Business. Neither the Borrower nor the Subsidiaries shall make any material change in the nature of its business as carried on at the Restatement Date, businesses reasonably related thereto and logical extensions thereof, without the prior consent of the Required Lenders.
6.27.Subsidiaries. After the Restatement Date, neither the Borrower nor the Subsidiaries shall form or acquire any corporation, limited liability company or other entity that would thereby become a Subsidiary of the Borrower, except for (a) Wholly-Owned Subsidiaries formed or acquired by the Borrower or any Subsidiary in connection with Permitted Acquisitions, and (b) any Wholly-Owned Subsidiaries for which the applicable documents required by Section 6.5 have been executed and delivered to the Administrative Agent in accordance with the terms of such Section.

6.28.Negative Pledges; Subsidiary Restrictions. Neither the Borrower nor the Subsidiaries shall enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders that would (a) prohibit any of the Borrower and the Subsidiaries from granting, or otherwise limit the ability of such Person to grant, to the Lenders any Lien on any of the assets or properties of such Person, or (b) require any of the Borrower and the Subsidiaries to grant a Lien to any other Person if such Borrower or such Subsidiary grants any Lien to the Lenders, in each case except for any such agreement, bond, note or other instrument interest with respect to the property subject to purchase money financings and Capitalized Lease agreements permitted hereby. Neither the Borrower nor the Subsidiaries shall place or allow any restriction, directly or indirectly, on the ability of the Borrower or Subsidiary to (x) pay dividends or any distributions on or with respect to such Person’s Equity Interests or (y) make loans or other cash payments to the Borrower, in each case except for restrictions placed or allowed by any Person with respect to the property subject to purchase money financings and Capitalized Lease agreements permitted hereunder.
6.29.Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, pay or commit themselves to pay any Restricted Payments at any time; provided, however, that:
(a)any Subsidiary may pay or commit itself to pay a dividend at any time to the Borrower or a Subsidiary that is a Guarantor; and
(b)so long as no Default or Event of Default then exists or would exist as a result thereof, the Borrower shall be permitted to make repurchases of Equity Interests of the Borrower, make distributions and pay dividends on its Equity Interests.
6.30.Accounting Changes; Organizational Documents. Neither the Borrower nor the Subsidiaries shall (a) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP (or, as to Foreign Subsidiaries, as required by generally accepted accounting principles of the jurisdiction of organization of such Foreign Subsidiary) without the prior consent of the Administrative Agent and the Initial Lenders, which consent shall not be unreasonably withheld or change its Fiscal Year or the fiscal year of any of its Subsidiaries, or (b) amend, modify or change any of its organizational or constituent documents in any manner materially adverse in any respect to the rights or interests of the Lenders, other than as specifically permitted in the Collateral Documents or as a result of a transaction permitted by Section 6.18.
6.31.Financial Covenants.
6.1.1 Fixed Charge Coverage Ratio. The Borrower and the Subsidiaries will not permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter for the four consecutive Fiscal Quarters ending on that date, to be less than 1.15 to 1.00.
6.1.2 Total Cash Flow Leverage Ratio. The Borrower and the Subsidiaries will not permit the Total Cash Flow Leverage Ratio, as of the last day of any Fiscal Quarter for the four consecutive Fiscal Quarters ending on that date, to be greater than or equal to 3.0 to 1.0.
6.32.Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction.
6.33.Amegy Account. The Borrower will not, and will not permit any Subsidiary to, maintain an average daily balance (determined for the most recently completed calendar month) in the Amegy Account exceeding $500,000.
6.34.Loan Proceeds. The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the

Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System as from time to time in effect.
6.35.Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support, or cause its Subsidiaries to provide such funds or other support, as may be needed from time to time by each Guarantor to honor all of its obligations under this Agreement and any Guaranty in respect of any Swap Obligations (provided, however, that the Borrower and the Guarantors shall only be liable under this Section 6.35 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.35, or otherwise under the applicable Guaranty, voidable under applicable law relating to fraudulent conveyance, voidable transaction, or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and the Guarantors under this Section shall remain in full force and effect until irrevocable payment in full of the Obligations (other than inchoate indemnity obligations). The Borrower intends that this Section 6.35 constitute, and this Section 6.35 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding anything herein to the contrary, if a Guarantor or a Swap Counterparty makes a written representation to the Administrative Agent or a Lender in connection with a Guaranty, a swap, or any master agreement governing a swap to the effect that such Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the corresponding Guaranty is then in effect, and otherwise it shall be the date of execution and delivery of such Guaranty unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Administrative Agent and each Lender reserve all of their contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap.
6.36.Anti-Money Laundering Compliance. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with anti-money laundering laws and regulations.

ARTICLE VII.
DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default:
7.1.Any representation or warranty made or deemed made by or on behalf of any of the Borrower and the Subsidiaries to the Lenders, the Administrative Agent, the LC Issuers, or the Swing Line Lender under or in connection with this Agreement, any Credit Extension or any certificate or information delivered in connection with this Agreement or any other Loan Document being false or misleading in any material respect on the date as of which made.
7.2.Nonpayment of principal of any Loan when due or nonpayment of any Reimbursement Obligation after the same becomes due in accordance with Section 2.17.6, or nonpayment of interest upon any Loan or of any Revolving Commitment Fee, LC Fronting Fee, LC Fee or other obligations under any of the Loan Documents within three days after the same becomes due.

7.3.The breach by the Borrower or any Subsidiary of any of the terms or provisions of Section 6.2, 6.3, 6.4, 6.5, 6.6, 6.7 (only with respect to failure to maintain insurance), 6.16(b), 6.16(d), 6.16(e), 6.16(f), 6.16(g), 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31, 6.32, 6.34 and 6.36.
7.4.The breach by any of the Borrower and the Subsidiaries (other than a breach that constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which breach is not remedied within 30 days after the earlier of (a) an Authorized Officer of the Borrower becomes aware thereof or (b) the Borrower receives notice of the same from Administrative Agent, provided, however, that if such breach cannot reasonably be cured within such 30-day period, as determined by the Administrative Agent and the Initial Lenders, in their reasonable discretion, and the Borrower is diligently pursuing a remedy of such breach, the Borrower shall have a reasonable period to remedy such breach beyond such 30-day period, which shall not exceed 90 days.
7.5.(i) Failure of any of the Borrower and the Subsidiaries to pay when due any Material Indebtedness, (ii) the default by any of the Borrower and the Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, (iii) any Material Indebtedness of any of the Borrower and the Subsidiaries being declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, or (iv) any of the Borrower and the Subsidiaries fails to pay, or admits in writing its inability to pay, its debts generally as they become due.
7.6.Any of the Borrower and the Subsidiaries (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect, seeking to adjudicate it a bankrupt or insolvent or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.
7.7.Without the application, approval or consent of any of the Borrower and the Subsidiaries, a receiver, trustee, examiner, liquidator or similar official is appointed for any of the Borrower and the Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) is instituted against any of the Borrower and the Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.Any court, government or governmental agency condemns, seizes or otherwise appropriates or takes custody or control of all or any portion of the Property of the Borrower and the Subsidiaries that, when taken together with all other Property of the Borrower and the Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.Any of the Borrower and the Subsidiaries fails within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $2,500,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in each such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.10.An ERISA Event occurs that, when taken together with all other ERISA Events that have occurred on or after the Restatement Date, could reasonably be expected to result in a Material Adverse Effect.
7.11.Nonpayment by any of the Borrower and the Subsidiaries of any material Rate Management Obligation when due or the breach by any of the Borrower or any Subsidiary of any term, provision or condition in any material Rate Management Transaction that results in a termination event or permits the counterparty to otherwise terminate or unwind the Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.
7.12.This Agreement, any Guaranty, any Collateral Document, or any other material Loan Document at any time ceases to be in full force and effect in any material respects or is judicially declared null and void, or the validity or enforceability thereof is contested by any of the Borrower and the Subsidiaries, or the subordination provisions of or other subordination agreement with respect to Subordinated Indebtedness is declared unenforceable or is revoked or otherwise becomes invalid other than as the result of any action or inaction by the Administrative Agent or the Lenders.
7.13.Any Change in Control.
7.14.The occurrence of any “Event of Default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement).
7.15.Any Guaranty fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of the Guaranty as to any Guarantor, any Guarantor fails to comply with any of the terms or provisions of the Guaranty, or any Guarantor denies that it has any further liability under the Guaranty or gives notice to such effect.
7.16.Any Collateral Document necessary to create or grant a security interest in the Collateral or to perfect a security interest in the Collateral (the “Material Collateral Documents”) for any reason fails to create a valid and perfected first-priority security interest in any Substantial Portion of the Collateral or any material Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or as a result of the failure of the Administrative Agent or any Lender to take an action permitted under the Loan Documents necessary to create or maintain any such first-priority security interest or such Material Collateral Documents, fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of any Material Collateral Document, or any of the Borrower or any Domestic Subsidiaries fails to comply in any material way with any of the terms or provisions of any Material Collateral Document to which it is a party (subject to any applicable notice, grace or cure periods therein provided).

ARTICLE VIII.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.Acceleration; Remedies.
(a)If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations (other than obligations arising under Financial Contracts or Cash Management Services Agreements, which shall be payable in accordance with the terms thereof) shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held as Cash Collateral, equal to the difference of (x) the Minimum Collateral Amount less (y) the amount of Cash Collateral at such time that is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations (other than obligations arising under Financial Contracts or Cash Management Services Agreements) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be deposited as Cash Collateral. With respect to Obligations arising under Financial Contracts or Cash Management Services Agreements, following the occurrence of any Event of Default, the Lender that is the Lender counterparty to such Financial Contract or the provider of such Cash Management Services Agreement may, subject to the terms of the applicable Financial Contract or Cash Management Services Agreement, declare the applicable Obligations thereunder to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which the Borrower hereby expressly waives.
(b)If at any time while any Event of Default is continuing, the Administrative Agent or an Initial Lender determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be held as Cash Collateral.
(c)The Administrative Agent may at any time or from time to time after funds are deposited as Cash Collateral apply such funds to the payment of the Obligations and any other amounts as have become due and payable by the Borrower to the Lenders or the LC Issuers under the Loan Documents, as provided in Section 8.2.
(d)At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any Cash Collateral. After all of the Obligations have been indefeasibly paid in full (other than inchoate indemnity obligations and LC Obligations, Rate Management Obligations or obligations related to Cash Management Services Agreements for which any exposure is either cash collateralized or otherwise addressed to the reasonable satisfaction of the Administrative Agent and the Initial Lenders) and the Aggregate Commitment has been terminated, any remaining Cash Collateral shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
(e)If, within 90 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due has been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
(f)Upon and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
8.2.Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:
8.1.1 First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
8.1.2 Second, to payment of fees, indemnities and other reimbursable expenses (other than principal, interest, LC Fees and Revolving Commitment Fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III);
8.1.3 Third, to payment of accrued and unpaid LC Fees, LC Fronting Fees, Commitment Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section payable to them;
8.1.4 Fourth, ratably, (a) to payment of the unpaid principal of the Loans and Reimbursement Obligations, Rate Management Obligations then due and owing to the Lenders and any of the Lenders’ Affiliates, and obligations with respect to Cash Management Services provided by a Lender and then due and owing to such Lender, ratably among the Lenders in proportion to their Pro Rata Shares and (b) to the Administrative Agent to be held as Cash Collateral;
8.1.5 Fifth, to payment of all other Obligations ratably among the Lenders; and
8.1.6 Last, the balance, if any, to the Borrower or as otherwise required by law.
8.3.Amendments. The Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents, changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:
(a)without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, extend the expiry date of any Facility LC to a date after the Facility

Termination Date, postpone any regularly scheduled payment of principal of any Loan, forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of any Lender hereunder;
(b)without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders;
(c)without the consent of all of the Lenders, extend the Facility Termination Date, or permit the Borrower to assign its rights under this Agreement;
(d)without the consent of all of the Lenders, amend the definition of “Defaulting Lender”;
(e)without the consent of all of the Lenders, amend Section 6.4 to permit the Borrower to carry on and conduct its business in a substantially different manner or in a substantially different field of enterprise as such business is conducted on the Restatement Date;
(f)without the consent of all of the Lenders, amend Section 12.3 to add any consents, restrictions or limitations on the right of a Lender to assign its Loans or Commitments;
(g)without the consent of all of the Lenders, amend Section 8.2, this Section 8.3 or Section 11.2; provided, that the foregoing limitation in respect of Section 11.2 shall not prohibit each Lender directly affected thereby from consenting to the extension of the final maturity date of its Loans or expiry date of its Facility LCs beyond the Facility Termination Date as contemplated by Section 8.3(a) above; or
(h)without the consent of all of the Lenders, release any guarantor of any Advance or, except as provided in the Collateral Documents, release all or substantially all of any Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuers shall be effective without the written consent of each LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.
8.4.Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent specifically set forth in such writing. All remedies in the Loan Documents or afforded by law shall be cumulative and shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full (other than inchoate indemnity obligations and LC Obligations, Rate Management Obligations or obligations related to Cash Management Services Agreements for which any exposure is either cash collateralized or otherwise addressed to the reasonable satisfaction of the Administrative Agent and the Initial Lenders).

ARTICLE IX.
GENERAL PROVISIONS

9.1.Survival of Representations. All representations and warranties of the Borrower and on behalf of itself and the Subsidiaries in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2.Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the U.S. Bank Fee Letter.
9.5.Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint, and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.Expenses; Indemnification.
(a)The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable and documented out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review (including the costs of internal review of a third party environmental review), charges and disbursements of one primary firm of outside counsel to the Administrative Agent and the Arranger, and/or following the occurrence of an Event of Default the allocated costs of in-house counsel incurred from time to time, in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents and any commitment letters relating thereto (including without limitation expenses of the “DebtX” database and if applicable CUSIP registration expenses). The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuers and the Lenders for any reasonable and documented costs, internal charges and out-of-pocket expenses, including charges and disbursements of outside counsel to the Administrative Agent, the Arranger, the LC Issuers and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, reasonable costs and expenses incurred in connection with the Reports described in the following sentence; provided, however, that the Borrower shall be required to reimburse reasonable and documented costs and expenses incurred in connection with Reports generated only once in a calendar year unless there is a continuing Event of Default, in which case the Borrower shall reimburse costs and expenses for Reports generated during such time. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.
(b)The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each LC Issuer, each Lender, their respective affiliates and each of their directors, officers, employees, agents and advisors (each, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation, preparation therefor, and settlement thereof whether or not the Administrative Agent, the Arranger, any LC Issuer, any Lender or any affiliate is a party thereto) that any such Indemnitee may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (1) the gross negligence or willful misconduct of the applicable Indemnitee or (2) a material breach in bad faith by such Indemnitee of its express obligations hereunder. If it is determined that a higher Applicable Margin should have applied to a period than was actually applied due to inaccurate reporting on financial statements or a compliance certificate, then the proper margin shall be applied retroactively and the Borrower shall promptly pay to the Administrative Agent, for the ratable benefit of the Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid; provided, however, if the Applicable Margin would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. The obligations of the Borrower under Section 9.6(a) and (b) shall survive the termination of this Agreement.
9.7.Numbers of Documents. All statements, notices, closing documents and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8.Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect in any material respect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.
9.11.Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information that it receives from the Borrower and the Subsidiaries in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates and, in each case, their respective employees, directors, and officers, (ii) to its legal counsel, accountants, and other professional advisors, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties provided such parties have been notified of the confidential nature of such information, and (vii) to a Transferee to the extent permitted by Section 12.4. Without limiting Section 9.4, the Borrower agrees that the terms of this Section shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
9.12.Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.
9.13.Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.14.PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the Patriot Act:

Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Subsidiary that pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower or Subsidiary, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Patriot Act.
9.15.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
9.16.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

9.17.Effect of Existing Credit Agreement. This Agreement amends and restates in its entirety the Existing Credit Agreement, provided that the obligations of the Borrower incurred under the Existing Credit Agreement shall continue under this Agreement and shall not in any circumstance be terminated, extinguished, or discharged hereby but shall hereafter be governed by the terms of this Agreement, and this Agreement does not constitute a novation of the Existing Credit Agreement. None of the Liens created in connection with the Existing Credit Agreement shall be terminated, extinguished, or discharged hereby or by any Loan Document. This Agreement is not intended to and shall not constitute a novation.

ARTICLE X.
THE ADMINISTRATIVE AGENT

10.1.Appointment; Nature of Relationship. Each Lender hereby appoints U.S. Bank as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders and no obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Subsidiary, or any Lender for any action taken or omitted to be taken hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent or any its directors, officers, agents or employees, as the case may be.

10.4.No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.
10.5.Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless the Required Lenders request in writing that it take such action. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it is first indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any employees, agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7.Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document it believes to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the applicable date specifying its objection thereto.
10.8.Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination), determined without excluding the Defaulting Lenders, (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the

Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(h) shall, notwithstanding the provisions of this Section, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section shall survive payment of the Obligations and termination of this Agreement.
10.9.Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
10.10.Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise requires, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any of the Borrower or any of the Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.11.Lender Credit Decision, Legal Representation.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent , the Arranger or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or the Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or the Arranger (whether or not in its capacity as Administrative Agent or the Arranger) or any of its Affiliates.
(b)Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
10.12.Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent is so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender appoint any of its Affiliates that is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.13.Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to the U.S. Bank Fee Letter, or as otherwise agreed from time to time.
10.14.Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15.Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on its behalf the Collateral Documents, all related financing statements and any financing statements, agreements, documents or instruments that are necessary or appropriate to effect the purposes of the Collateral Documents.

10.16.Collateral and Guarantor Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document (including, without limitation, in connection with any asset sale permitted hereunder or in connection with any release of a Guarantor made in accordance with the Loan Documents) or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing. In addition, the Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor hereunder or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by the terms of this Agreement. Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing. In each case as specified hereto, the Administrative Agent (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to Borrower or applicable Guarantor such documents as Borrower or such Guarantor may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Loan Documents or to subordinate its interest therein, or to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.
10.17.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.18.Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Bank or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.18(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting Section 10.18(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)(A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.18(b).
(c)Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 10.18(a) or under the indemnification provisions of this Agreement.
(d)An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.
(e)To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.
(f)Each party’s agreements under this Section 10.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE XI.
SETOFF; RATABLE PAYMENTS

11.1.Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) other than Excluded Payroll Accounts of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced or defined, or any Event of Default occurs, the Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender.
11.2.Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts that may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, the Lenders agree to make appropriate further adjustments.

ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section relates only to absolute assignments and this Section does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender that is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person that made any Loan or that holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person that at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.Participations.
12.1.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
12.1.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any

Outstanding Credit Exposure or Commitment in which such Participant has an interest that would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
12.1.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
12.1.4 Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3.Assignments.
12.1.1 Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as agreed to by the parties thereto. Each assignment to a Purchaser that is not a Lender, an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.1.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required for an assignment to any Person if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. The consent of each of the LC Issuers and the Swing Line Lender shall be required prior to an assignment of a Revolving Commitment becoming effective. Any consent required under this Section 12.3.2 other than with respect to the LC Issuers or the Swing Line Lender shall not be unreasonably withheld or delayed.
12.1.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the Administrative Agent waives such fee), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
12.1.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of and principal amounts of the Loans owing to each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4.Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, Purchaser, other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5.Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(g).

ARTICLE XIII.
NOTICES

13.1.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)if to the Borrower, at its address or telecopier number set forth on its signature page hereof;
(ii)if to the Administrative Agent, at its address or telecopier number set forth on its signature page hereof;
(iii)if to a LC Issuer, at its address or telecopier number set forth on its signature page hereof; and
(iv)if to a Lender, at its address or telecopier number set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV.
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS

14.1.Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2.Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including E-SIGN, the NYESRA, or any other similar state laws based on UETA.
14.3.Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA and/or NYESRA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA and/or NYESRA, as applicable. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, NYESRA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

ARTICLE XV.
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN THE PROVISIONS OF SECTIONS 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.CONSENT TO JURISDICTION. THE BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN MINNEAPOLIS, MINNESOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER OR TO ENFORCE RIGHTS AND REMEDIES IN RESPECT OF COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MINNEAPOLIS, MINNESOTA.
15.3.WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

Address for Borrower:

Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113
Attention: Jeffrey P. Oldenkamp
Telephone: 612-331-6910
Fax: 612-225-6705

With Copies to:

Faegre Drinker Biddle & Reath LLP
90 South Seventh Street
Minneapolis, MN 55402
Attention: Nicole Leimer
Telephone: (612) 766-7000
Fax: (612) 766-1600

BORROWER: HAWKINS, INC. By: /s/ Jeffrey P. Oldenkamp Name: Jeffrey P. Oldenkamp Title: Executive Vice President and Chief Financial Officer

[Signature Page 1 to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender, as an LC Issuer and as Administrative Agent By: /s/ Stephen J. Heinen Name: Stephen J. Heinen Title: Vice President
Address for Administrative Agent:

101 E. 5th Street
EP-MN-S22C
St. Paul, MN 55101
Attention:    Stephen Heinen
Telephone:    (651)-466-8128
Fax:        (651)-466-8923

With a copy to:

Dorsey & Whitney, LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55419
Attention: Erik Detlefsen
Telephone: (612) 349-2888
Fax: (612) 340-2868

[Signature Page 2 to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and an LC Issuer By: /s/ Martin Cherney Name: Martin Cherney Title: Authorized Officer
Address for JPMorgan Chase Bank, N.A.:

650 3rd Ave. South
Suite 1450
Minneapolis, MN 55402
Attention:
Telephone:    (612) 486-5396
Fax:        (612) 333-9194

With a copy to:

111 East Wisconsin Avenue
Floor 15
Milwaukee, WI 53202
Attention: Credit Executive
Fax: (414) 977-6702

[Signature Page 3 to Second Amended and Restated Credit Agreement]

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Term SOFR Rate	0.85%	1.00%	1.15%	1.25%	1.35%
Base Rate	0.00%	0.00%	0.15%	0.25%	0.35%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level 5 Status
Commitment Fee	0.15%	0.15%	0.20%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).
“Level I Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financials, the Total Cash Flow Leverage Ratio as of the last day of any Fiscal Quarter for the four consecutive Fiscal Quarters ending on that date is less than 1.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Cash Flow Leverage Ratio for the four consecutive Fiscal Quarters ending on that date is less than 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Total Cash Flow Leverage Ratio for the four consecutive Fiscal Quarters ending on that date is less than 2.00 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the Fiscal Quarter referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Total Cash Flow Leverage Ratio for the four consecutive Fiscal Quarters ending on that date is less than 2.50 to 1.00.
“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
Notwithstanding the foregoing, from the Restatement Date until the delivery of the Compliance Certificate based on the related Financials for the period ending April 3, 2022, the Applicable Margin and Applicable Fee Rate shall be determined as if Level II Status was applicable. Thereafter, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Compliance Certificate based on the related Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the fifth day after such Compliance Certificate is delivered until the fifth day immediately following the next such date on which any subsequent Compliance Certificate is delivered. If the Borrower fails to deliver the Compliance Certificate based on the related Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Compliance Certificate based on the related Financials are so delivered.
A-5
US.103595345.03

EXHIBIT A
COMPLIANCE CERTIFICATE
To:    The Lenders parties to the Second Amended and Restated Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to the Second Amended and Restated Credit Agreement dated as of March 31, 2022 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Hawkins, Inc., a Minnesota corporation (the “Borrower”), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders and as an LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected __________ of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s and the Subsidiaries’ compliance with the covenants set forth in Section 6.31 of the Agreement, all of which data and computations are true, complete and correct.
5.    Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the fifth day following the delivery hereof.
6.    Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement, the Collateral Documents and the other Loan Documents and the status of compliance.

US.103595345.03

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered on behalf of the Borrower this __ day of _______, ___.
_________________________

US.103595345.03

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of Section 6.31 of
the Agreement

US.103595345.03

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin Calculation

A-1
US.103595345.03

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

A-2
US.103595345.03

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/ Approved Fund of [identify Lender][1]

3.	Borrower(s):	Hawkins, Inc.

[1] Select as applicable.

4.	Administrative Agent:	U.S. Bank National Association, as the agent under the Credit Agreement.

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of March 31, 2022, among Hawkins, Inc., a Minnesota corporation, the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
____________[3]		$	$	_______%
____________		$	$	_______%
____________		$	$	_______%

7.	Trade Date:		[4]

Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_________________________________
Title:

[Consented to and][5] Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:____________________________
Title:

[Consented to:][6]

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” etc.)
[4] Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:____________________________
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by any of the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Annex 1-1

2.    Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1-2

EXHIBIT C

[FORM OF] BORROWING NOTICE
TO:    U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 31, 2022, among Hawkins, Inc., a Minnesota corporation (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.
Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
The undersigned Borrower hereby gives to the Administrative Agent a Borrowing Notice pursuant to Section 2.6 of the Credit Agreement, and the Borrower hereby requests to borrow on _________, 20___, the following (collectively, the “Proposed Loan”):
1.    From the Lenders, on a pro rata basis, Revolving Loans as
a.    ☐    a Base Rate Advance (in Dollars) in the amount of $________.
b.    ☐    a Term SOFR Advance with an Interest Period of _______
    month(s) in the amount of $___________.
2.    From the Swing Line Lender, a Swing Line Loan (in Dollars) of $__________ bearing interest at
a.    ☐    the Base Rate or
b.    ☐    Term SOFR Rate for a one month Interest Period.
You are hereby instructed to disburse the Proposed Loan as set forth on Exhibit A attached hereto.
The undersigned hereby certifies to the Administrative Agent and the Lenders on behalf of the Borrower that the following statements are true: (i) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects without duplication as to any materiality modifications, qualification or limitation set forth in the Credit Agreement (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) on and as of the date of the Advance requested herein and (ii) at the time of and immediately after giving effect to such Advance, no Default shall have occurred and be continuing.

******

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__

HAWKINS, INC. in its capacity as Borrower

By:
Name:
Title:

EXHIBIT A TO NOTICE OF BORROWING
Wire Transfer Instructions

[Please attach.]

EXHIBIT D

REVOLVING NOTE
March 31, 2022
FOR VALUE RECEIVED, HAWKINS, INC., a Minnesota corporation (the “Borrower”), promises to pay to [__________] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes evidencing Revolving Loans issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders from time to time party thereto, including the Lender, the LC Issuers, the Swing Line Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
This Note amends and restates an existing Amended and Restated Revolving Note dated November 30, 2018, issued by the undersigned to the order of the Lender (the “Prior Note”). It is expressly intended, understood and agreed that this Note shall replace the Prior Note as evidence of such indebtedness of the undersigned to the Lender, and such indebtedness shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this Note, and this Note does not constitute a novation of the Prior Note. The Lender has agreed to such amendment and restatement by its signature to the Agreement.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN THE PROVISIONS OF SECTIONS 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

HAWKINS, INC.

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _________________,
DATED __________,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT E
[Reserved]

E-1

EXHIBIT F

SWING LINE NOTE

March 31, 2022

FOR VALUE RECEIVED, HAWKINS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to U.S. BANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the office of U.S. Bank National Association in Minneapolis, Minnesota, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.
The Swing Line Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Swing Line Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes evidencing Swing Line Loans issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated concurrently herewith (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders from time to time party thereto, including the Lender, the LC Issuers, the Swing Line Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
This Note amends and restates an existing Amended and Restated Swing Line Note dated November 30, 2018, issued by the undersigned to the order of the Lender (the “Prior Note”). It is expressly intended, understood and agreed that this Note shall replace the Prior Note as evidence of such indebtedness of the undersigned to the Lender, and such indebtedness shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this Note, and this Note does not constitute a novation of the Prior Note. The Lender has agreed to such amendment and restatement by its signature to the Agreement.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN THE PROVISIONS OF SECTIONS 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
F-1

HAWKINS, INC.

By:
Name:
Title:
F-2

EXHIBIT G

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of March 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hawkins, Inc., a Minnesota corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.23 of the Credit Agreement; and
WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Revolving Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].
2.The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
5.This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
G-1

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:
Accepted and agreed to as of the date first written above:

HAWKINS, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:
G-2

EXHIBIT H

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), to the Second Amended and Restated Credit Agreement, dated as of March 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hawkins, Inc., a Minnesota corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.23 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $[__________].
2.The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3.The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4.The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
EXH. H-1

5.Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6.This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7.This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]
EXH. H-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:
Accepted and agreed to as of the date first written above:

HAWKINS, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent
By:
Name:
Title:
H-3

DISCLOSURE SCHEDULES PURSUANT TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT

These are the Disclosure Schedules (“Disclosure Schedules”) of HAWKINS, INC., a Minnesota corporation (the “Borrower”) pursuant to the Second Amended and Restated Credit Agreement, dated as of March 31, 2022 (the “Credit Agreement”), among the Borrower, the various financial institutions that are party thereto (collectively, the “Lenders”) and U.S. Bank National Association, as Administrative Agent (“Administrative Agent”).
Unless the context otherwise requires, capitalized terms not defined herein have the meanings specified in the Credit Agreement. Unless otherwise indicated herein, all section references are to Sections of the Credit Agreement; provided, however, that references herein to a particular Section or Sections of the Credit Agreement are not intended to limit, and shall not be construed as limiting, the disclosures contained herein which may be applicable to another Section or Sections. All descriptions of documents contained herein are qualified in their entirety by reference to the documents so described, copies of which have heretofore been delivered or made available to Lenders and Administrative Agent and their representatives for their review.
The disclosures in these Disclosure Schedules are made in response to the representations and warranties of the Borrower and certain other covenants; and no disclosure made herein shall be deemed to modify in any respect the standard of materiality or knowledge set forth in any representation, warranty, covenant or other provision contained in the Credit Agreement.
Where a representation or warranty of the Borrower indicates that specified material has been “made available” to Lenders and Administrative Agent (or like language), this means that such material was provided to Administrative Agent. Borrower has no knowledge as to whether such material was actually inspected by Administrative Agent or Lenders.

Schedule 1: Commitments

Lender	Revolving Commitment	Pro Rata Share
U.S. Bank National Association	$175,000,000	70%
JPMorgan Chase Bank, N.A.	$75,000,000	30%
Total:	$250,000,000	100%

Schedule 2
Last Day of Fiscal Quarters and Fiscal Years of Borrower

Fiscal Year 2022
June 27, 2021
September 26, 2021
December 26, 2021
April 3, 2022

Fiscal Year 2023
July 3, 2022
October 2, 2022
January 1, 2023
April 2, 2023

Fiscal Year 2024
July 2, 2023
October 1, 2023
December 31, 2023
March 31, 2024

Fiscal Year 2025
June 30, 2024
September 29, 2024
December 29, 2024
March 30, 2025

Fiscal Year 2026
June 29, 2025
September 28, 2025
December 28, 2025
March 29, 2026

Fiscal Year 2027
June 28, 2026
September 27, 2026
December 27, 2026
March 28, 2027

Schedule 2.1
Part I
Outstanding Revolving Obligations under Existing Credit Agreement

Lender	Existing Percentage	Outstanding Revolving Principal
USBNA	66.6667%	$84,000,000.01
JPMorgan	33.3333%	$41,999,999.99

Part II
Outstanding Revolving Obligations under this Agreement

Lender	Existing Percentage	Outstanding Revolving Principal
USBNA	70.000%	$59,333,333.34
JPMorgan	30.000%	$29,666,666.66

Schedule 5.7: Litigation
None.

Schedule 5.8: Subsidiaries

Exact Legal Name	Organizational Jurisdiction	Equity Interest Owned by Borrower or other Subsidiary
Stauber Holdings, Inc.	MN	100%
Stauber Performance Ingredients, Inc.	MN	100%
NAPCO Chemical Company, Inc.	MN	100%

Schedule 5.14: Ownership of Properties
None.

Schedule 5.16: Environmental Matters
None.

Schedule 5.19: Real Property

(i)Leased Real Property

Company	Landlord	Address	City	State	Zip	County	Real Estate Tax Parcel
Borrower	Union Pacific Railroad Company	3101 Carondelet*	Dupo	IL	62239	St Clair County	06-21.0-513-050
Borrower	St Paul Port Authority	1425 Red Rock Road*	St Paul	MN	55119	Ramsey	01910510
Borrower	St Paul Port Authority	1125 Childs Road	St Paul	MN	55106	Ramsey	01910008
Borrower	St Paul Port Authority	701 Barge Channel Road	St Paul	MN	55107	Ramsey	01910110
Borrower	CI MINN I-A LLC	2081 Ellis Ave	St Paul	MN	55414	Ramsey	282923320017

Borrower	JTS Enterprises/(Commerical Investment Properties)	1066 Saltillo Road	Roca	NE	68430	N/A	N/A

Borrower	6614 Old Harrison, LLC	614 Old Harrison Lane	Fort Smith	AR	72916	N/A	N/A
Borrower	Admiral Investments, LLC	5454 South 108th East Avenue	Tulsa	OK	74145	N/A	N/A
Borrower	Paul Snellinger	100 Industrial Road	Big Pine Key	FL	33043	N/A	N/A

Stauber	Gerard J. and Dorothea A. Stauber and Daniel J. and Catherine H. Stauber	4120 N. Palm St.	Fullerton	CA	92835	N/A	N/A
Stauber	468 Route 17A, LLC	1755 Remee Plaza, Route 17A	Florida	NY	10921	N/A	N/A
Borrower	Haymaker Properties	809 Campbell Street **	Thomasville	GA	31799	Thomas	N/A
Borrower	CI Minn I-A, LLC	2075-2085 Ellis Ave.	St Paul	MN	55114	Ramsey	N/A
Borrower	Lee Property Services	119 McDougal Court	Mauldin	SC	29607	Greenville	N/A
NAPCO	Industrial Corp. of Luling	402 W Davis St	Luling	TX	78648	Caldwell	N/A

*The land for these properties is leased, but the buildings are owned by Hawkins, Inc.
**The Borrower is in the process of working with the landlord and expects to purchase this property within the next 60 days.

(ii)Owned Real Property

Company	Address	City	State	Zip	County	Real Estate Tax Parcel
Borrower	2381 Rosegate	Roseville	MN	55113	Ramsey	082923410014
Borrower	3100 East Hennepin Ave	Minneapolis	MN	55413	Hennepin	19-029-23 11 0042
Borrower	3101 East Talmadge Ave	Minneapolis	MN	55413	Hennepin	19-029-23 11 0012
Borrower	1 Cahill Drive	Centralia	IL	62801	Marion	14-30-100-011
Borrower	2619 Industrial Park Drive	Camanche	IA	52730	Clinton	1003863300, 1003863350, and 1003863410
Borrower	13005 Courthouse Blvd	Rosemount	MN	55068	Dakota	34 01900 12 040
Borrower	2001 Great Northern Drive	Fargo	ND	58102	Cass	01-1041-00410-000
Borrower	1882 Morris Street	Fond du Lac	WI	54935	Fond Du Lac	FDL1517272100200
Borrower	2576A Industrial Drive	Washburn	ND	58577	McLean	81.2301.00001.000
Borrower	1519 Old Hardin Road	Billings	MT	59101	Yellowstone	D05467
Borrower	27093 Sundowner Avenue	Sioux Falls	SD	57106	Lincoln	100.50.64.D01E and 100.50.64.D01D
Borrower	1810 Sturgis Road	Black Hawk	SD	57718	Meade	0C.55.1R.17
Borrower	2026 Winter Street	Superior	WI	54880	Douglas	06-806-00737-03
Borrower	101 Greene Street	Slater	IA	50244	Story	1330422100

Borrower	1202 East 2nd Avenue	Garnett	KS	66032	Anderson	002-099-29-0-10-01-006.00-0
Borrower	4601 South Delaware Drive	Muncie	IN	47302	Delaware	18-11-29-300-004.000-002
Borrower	2 Cahill Drive	Centralia	IL	62801	Marion	14-30-200-021
Borrower	1148 Enterprise Drive	Havana	IL	62644	Mason	10-06-400-012
Borrower	113 Fortune Drive	Frankfurt	KY	40601	Franklin	087-00-00-035.11
Borrower	1400 East Boone Industrial Blvd	Columbia	MO	65202	Boone	12-709-30-02-004.00
Borrower	184 Meadowlark	Swainsboro	GA	30401	Emanuel	S12 004

Borrower	1161 Commercial Ave SE	New Philadelphia	OH	44663	Tuscarawas	43-06992-003
Borrower	2825 Channel Ave	Memphis	TN	38114	Shelby	055-1250-0-00000-0

Stauber	41-45 Bridge Street	Florida	NY	10921	Orange	335401-107-1-4.2
Borrower	2263 Clark Street	Apopka	FL	32703	Orange	25-21-28-6222-00030
Borrower	871 Industrial Blvd	LaBelle	FL	33935	Hendry	2094329-A0000110100
Borrower	13825 SR 471	Webster	FL	33597	Sumter	19-22-23-T19-062
Borrower	5705 Dewey Street	Hollywood	FL	33023	Broward	514124-10-3060
Borrower	Collins Blvd	Orrville (currently for sale)	OH	44667	Wayne	58-00754.000
Borrower	14510 Southwest SR231	Brooker	FL	32622	Bradford	00202-0-00200
Borrower	2450 Horner Ave	University Park	IL	60484	Will	21-14-16-301-025-0000
Borrower	12800 Pine Bend Trail	Rosemount	MN	55068	Dakota	34 01800 88 018
Borrower	5725 I-10 Industrial Pkwy	Theodore	AL	36582	Mobile	33 08 33 1 000 037.01X
Borrower	821 William D Jones Blvd	Fayetteville	TN	37334	Lincoln	79--11.09--0
Borrower	3301 Carbide Dr	Sulphur	LA	70665	Calcasieu Parish	01172018
NAPCO	2830 Spring Cypress Rd	Spring	TX	77388	Harris
NAPCO	2801 Spence St	Lufkin	TX	75904	Angelina	127782

Schedule 5.22: Labor Matters
1.Collective Bargaining Agreement, effective as of March 1, 2018, between Hawkins, Inc. and Miscellaneous Drivers, Helpers & Warehousemen’s Union, Local No. 638, I.B.T.

2.Agreement, effective as of December 1, 2019, between Hawkins, Inc. and Teamsters Local No. 120 Affiliated with the International Brotherhood of Teamsters.

Schedule 6.17: Indebtedness
None.

Schedule 6.20: Investments
Any Investments related to the Borrower’s Non-Qualified Deferred Compensation Plan.

Schedule 6.22: Liens
1.Liens in favor of Deutsche Bank AG New York Branch, as secured party, filed against the Borrower to secure obligations in its Accounts (as defined in the Security Agreement) on which the Account Debtor (as defined in the Security Agreement) is Kerry Group PLC, a corporation formed under the laws of Ireland.

2.Liens in favor of Ideal Energies, LLC, as secured party, filed against the Borrower to secure obligations for the installation of photovoltaic generating systems and for energy rebates or payments received by the Borrower from the MN Department of Commerce made in Minnesota Solar Incentive Rebate Program.